Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

AMERICAN ELECTRIC TECHNOLOGIES INC.,

AS GUARANTOR,

M&I ELECTRIC INDUSTRIES, INC.,

AS SELLER,

M&I ELECTRIC, LLC, AS BUYER

AND

MYERS POWER PRODUCTS, INC., AS GUARANTOR

August 6, 2018

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibit A – Form of Bill of Sale
Exhibit B – Form of Assignment and Assumption Agreement
Exhibit C – Form of Intellectual Property Assignments
Exhibit D – Form of Special Warranty Deed
Exhibit E – [Intentionally Omitted]
Exhibit F – Form of Non-Competition Agreement for Seller Parties
Exhibit G – Form of Non-Competition Agreement for Buyer Parties
Exhibit H – Form of Release by Subsidiaries/JVs
Exhibit I – [Intentionally Omitted]
Exhibit J – [Intentionally Omitted]
Exhibit K – Form of License Agreement for use of M&I Marks in Brazil
Exhibit L – Form of R&W Policy

Annex A – Transferred IP
Annex B – Transferred Contracts
Annex B-1 – Acquired Assets
Annex C – Description of Beaumont Property
Annex D – Covered Employees
Annex E – Excluded Assets
Annex F – Specified Assumed Liabilities
Annex G – Illustrative Net Working Capital Determination
Annex H – Permitted Exceptions to Title Policy for Beaumont Property
Annex I – Seller’s Past Practices with respect to Warranty Obligations
Annex J – Promotional Allowances, Vendor Rebates, Credits and similar items
Annex K – Required Consents

Disclosure Schedules

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 6, 2018 by and among AMERICAN ELECTRIC TECHNOLOGIES, INC., a Florida corporation (“AETI”), M&I ELECTRIC INDUSTRIES, INC., a Texas corporation (“M&I”) (the “Seller”) M&I ELECTRIC, LLC, a Delaware limited liability company (“Buyer”), and MYERS POWER PRODUCTS, INC., a Delaware corporation (“Buyer’s Parent”). AETI, the Seller, Buyer, and Buyer’s Parent are referred to collectively herein as the “Parties” and individually as a “Party”.

WITNESSETH

WHEREAS, M&I is engaged in designing, engineering, selling, manufacturing, remanufacturing, maintaining, commissioning, installing, testing, upgrading, retrofitting, repairing, inspecting, and servicing (i) low voltage, medium voltage and arc resistant switchgear, switchboards and motor control centers (“MCC”), (ii) electrical distribution, relay and control enclosures, (iii) pad-mounted, pier-mounted and skid-mounted power distribution and power control centers (“PDC” and “PCC” respectively) integrated or otherwise, (iv) bus duct, (v) closed-circuit television systems (“CCTV”), (vi) power distribution automation and control, (vii) low voltage silicon controlled rectifier (DC) and low voltage variable frequency (AC) drive products for drilling and marine vessel applications, (viii) automation, monitoring, security systems and controls, and medium voltage drives for drilling and marine vessel applications, (ix) automation and software and hardware integration and engineering solutions for products and systems described in the preceding clauses (i) through (viii), and (x) electrical construction services and technical field services for products and systems described in the preceding clauses (i) through (ix), from its location(s) in the United States to customers in the United States and globally, including any business initiated by M&I in the United States, wherever it is ultimately consummated (the “Business”);

WHEREAS, Seller wishes to sell, and Buyer wishes to buy, the assets and properties held by the Seller or its Affiliates and used in the conduct of the Business, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement:

“Accounts Receivable” means all accounts, notes and other receivables whether current or noncurrent and all related claims, rights, causes of action and suits related to the same.

“Acquired Assets” means all of the Seller’s and its Affiliates’ assets used in the conduct of the Business (wherever located), including but not limited to the following:

(a) Furnishings and Equipment used in or related to the conduct of the Business;

(b) Records in any way used in or related to the conduct of the Business;

(c) Seller Intellectual Property used in or related to the conduct of the Business, together with all telephone numbers, facsimile numbers, internet domains and URLs used or held for use in the conduct of the Business listed on Annex A hereto (the “Transferred IP”);

(d) all rights under Contracts used in the conduct of the Business and listed on Annex B hereto (the “Transferred Contracts”);

(e) all assets reflected as “assets” on the Conclusive Net Working Capital Statement;

(f) all inventories of raw materials, work in process, including costs in excess of billings, finished goods and other materials and supplies (including packaging and shipping materials) owned by the Seller or an Affiliate of the Seller and used in or related to the conduct of the Business (collectively, “Inventory”);

(g) the Accounts Receivable (other than Accounts Receivable – other, GL account 11099-00-0, as shown in the detailed balance sheet), as well as all certificates of deposit and deposit accounts with any bank or other financial institution maintained by Seller that are used in or related to the conduct of the Business (including cash and short term investments in (but not limited to) accounts 10101-00-0, 10111-00-0, 10113-00-0, 10198-00-0, 10600-00-0 as shown in the detailed balance sheet;

(h) all Prepaid Items arising from or related to the Business or the Acquired Assets, except that the prepaid expenses and other current assets under the following accounting line items will not be Acquired Assets: 14001-00-0; 14004-00-0; 14008-00-0; 14009-00-0; 14010-00-0; 14011-00-0; and 14011-00-6;

(i) promotional allowances and vendor rebates, vendor credits and similar items in any way used in or related to the conduct of the Business, including but not limited to those listed on Annex J;

(j) claims, deposits, pre payments, refunds, causes of action, rights of set off, rights to insurance proceeds and rights of recoupment (including any such item relating to the payment of Taxes, other than such items relating to Income Taxes of a Seller) attributable to the Acquired Assets or the Business;

(k) to the fullest extent assignable without violating any applicable Laws, all Permits (all Permits contemplated by this clause (k), the “Transferred Permits”) used in the conduct of the Business;

(1) the right to receive and retain payments of Accounts Receivable, mail relating to Accounts Receivable, and other communications relating to Accounts Receivable, in each case to the extent related to the Acquired Assets or the Business;

(m) the right to bill and receive payments for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing unless related solely to an Excluded Asset;

(n) all goodwill as a going concern and all other intangible property in each case that is used in or related to the conduct of the Business;

(o) the Beaumont Property and Real Property Leases, including the Sellers’ interest in any security deposits under the Real Property Leases;

(p) all rights, to the extent such rights are transferable (but if not transferable, then subject to Section 2.8), to seniority, preferred status or similar benefits at any trade show, including but not limited to the Offshore Technology Conference; and

(q) all other properties, assets and rights owned by the Seller or in which the Seller has an interest, or that are owned by an Affiliate of Seller and used in or related to the conduct of the Business, unless expressly included as an Excluded Asset.

For avoidance of doubt, the Acquired Assets shall include but not be limited to all of the right, title, and interest in and to all the assets set forth on Annex B-1 hereto.

“Adjustment Determination Effective Time” has the meaning set forth in Section 2.6 (a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.7.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(iii).

“Assumed Indebtedness” has the meaning set forth in Section 2.3(b).

“Assumed Liabilities” means only the following Liabilities of Seller and/or its Affiliates to the extent primarily used in the conduct of the Business as of the Closing Date:

(a) all Liabilities reflected on the Conclusive Net Working Capital Statement;

(b) all Liabilities of Seller or its Affiliates under the Transferred Contracts arising on or after the Closing Date but only to the extent such Transferred Contracts are assigned to Buyer or Buyer otherwise receives the rights and benefits of such Transferred Contracts pursuant to Section 2.8, but specifically excluding any Liability relating to or arising out of such Transferred Contracts as a result of (i) any breach of such Transferred Contracts occurring prior to the Closing Date, (ii) any violation of Law, breach of warranty, tort or infringement occurring prior to the Closing Date; (iii) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand arising out of or relating to any period occurring on or prior to the Closing Date; or (iv) any particular product shipped or discrete service completed by Seller prior to the Closing Date with respect to a Transferred Contract that provided for the shipping of multiple products or the provision of multiple discrete services;

(c) all Liabilities to be assumed by Buyer in accordance with the provisions of Section 5.8;

(d) the Transfer Taxes and Property Taxes to the extent allocated to Buyer pursuant to Section 5.10; and

(e) subject to the provisions of and as specifically provided for in Section 5.13, all Warranty Service Obligations;

provided, however, notwithstanding the above, the Assumed Liabilities shall not include any Excluded Liabilities.

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Beaumont Property” means the Real Property and improvements and fixtures thereon owned by Seller and located in Beaumont, Texas, and being more particularly described on Annex C.

“Bill of Sale” has the meaning set forth in Section 2.5(a)(ii)

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in Houston, Texas shall be authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 7.2.

“Cash” means cash, cash equivalents and liquid investments.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“COBRA” has the meaning set forth in Section 5.8(f).

“Compensation Plans” has the meaning set forth in Section 3.13(a).

“Conclusive Net Working Capital Statement” has the meaning set forth in Section 2.6(a).

“Confidentiality Agreement” means the confidentiality and nondisclosure letter agreement, dated as of November 20, 2017, by and between AETI and Myers Power Products, Inc.

“Confidential Information” has the meaning set forth in Section 5.1.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or other Person in connection with the consummation of the transactions provided for in this Agreement or the Related Agreements.

“Contract” means all written or oral legally binding contracts, subcontracts, leases, mortgages, licenses, sublicenses, instruments, notes, guarantees, commitments, undertakings, indentures, letters of intent, purchase orders and other agreements of any nature.

“Covered Employee” means an employee of Seller that is named on Annex D.

“Damages” has the meaning set forth in Section 7.2.

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Governmental Authority.

“Disclosure Schedule(s)” has the meaning set forth in the introduction to Article III.

“Disputed Item” has the meaning set forth in Section 2.6(d).

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Due Diligence Adjustment” means an amount equal to Four Hundred and Five Thousand Dollars ($405,000).

“Employer’s Obligations” means all obligations or requirements related to the employment of personnel that an employer needs to comply with in its relation with employees, former employees, employee representatives, trade unions, public authorities, pension funds and insurance companies, whether statutory, regulatory, contractual or otherwise, including any obligation to discharge remuneration, benefits, bonus and incentive payments, holiday pay, termination indemnities, insurance premiums, pension fund contributions, tax and social security contributions.

“Employment Documentation” has the meaning set forth in Section 5.8.

“Employment Arrangement” has the meaning set forth in Section 3.13(a).

“Environment” means soil, surface waters, groundwater, land, stream sediments and ambient air.

“Environmental Law” means all Laws or Decrees with respect to pollution or protection of the Environment, including without limitation CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which is treated as a single employer with Seller pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the IRC or Section 4001(b)(1) of ERISA.

“ERISA Benefit Plan” means an employee benefit plan, program or other arrangement that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), or an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Escrow Account” has the meaning set forth in Section 2.3.

“Escrow Agent” has the meaning set forth in Section 2.3.

“Escrow Agreement” has the meaning set forth in Section 2.3.

“Escrow Amount” has the meaning set forth in Section 2.3.

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.6(a).

“Excess Warranty Service Costs” has the meaning set forth in Section 5.14.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means the following assets of the Seller as of the Closing:

(a) (i) certificates of incorporation and organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of the Sellers; (ii) documentation or records related to Taxes paid or payable by Seller; or (iii) any Tax asset of or with respect to Seller (provided, however, that with respect to any documentation related to the foregoing, Buyer shall be entitled to receive a copy of such documentation by making a written request to Sellers);

(b) except as expressly provided in Section 5.8, all rights and assets under or related to any Seller Benefit Plan;

(c) all Permits other than Transferred Permits;

(d) all insurance policies and binders;

(e) claims for and rights to receive refunds of insurance premiums for insurance carried by Seller that will be terminated by Seller on the Closing Date;

(f) all rights, claims and counterclaims with respect to the Retained Litigation Matters;

(g) Seller’s rights under this Agreement or any Related Agreement;

(h) refunds of Taxes attributable to the Acquired Assets for a Pre-Closing Tax Period;

(i) net operating losses and income tax benefits of Seller;

(j) the Subsidiaries and Joint Ventures, except for assets of the Subsidiaries and Joint Ventures that are in any way used in or relate to the Business, which assets will be transferred to M&I prior to the Closing or to Buyer at the Closing; and

(k) any other assets in any way used in or related to the Business that are listed on Annex E hereto.

“Excluded Liabilities” means all of the following Liabilities of Seller and its Affiliates:

(a) any Liability in respect of any of the Excluded Assets (including under any Contracts, commitments or understandings related thereto), including but not limited to any Liabilities of Seller pursuant to the Joint Venture Contracts and any Liabilities of the Subsidiaries, unless expressly listed on Annex F hereto;

(b) any Liability for the Retained Litigation Matters and all Product Liability claims related to all products shipped by Seller prior to the Closing Date;

(c) any Liability of Seller for Taxes with respect to the Business, or otherwise except a portion of Property Taxes as provided in Section 5.10(c) and any Liability of Seller or an Affiliate of Seller for Taxes arising in connection with the consummation of the transactions contemplated hereby (including any Income Taxes arising because the Seller or its Affiliates are transferring the Acquired Assets), except a portion of Transfer Taxes as provided in Section 5.10(a), except, in each such case, to the extent set forth in the Conclusive Net Working Capital Statement or otherwise taken into account as an adjustment to the Purchase Price as expressly set forth in this Agreement;

(d) all Liabilities relating to employees of Seller in connection with withheld payroll Taxes, payroll, workman’s compensation benefits and accounts payable employee withholding, in each case, accrued prior to the Closing (other than any such Liabilities set forth on the Conclusive Net Working Capital Statement);

(e) all Liabilities of Seller or its Affiliates under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(f) Seller Transaction Expenses, including but not limited to any and all Liabilities for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or any Related Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys’ and accountants’ fees and brokerage fees);

(g) any Liabilities arising out of or relating to the operation of the Business prior to the Closing Date (i) arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Authority, (ii) arising by reason of any breach by Seller or an Affiliate of Seller of any Contract (including but not limited to Liabilities under warranties and indemnifications by Seller for, or under statutory, common law or other products liability claims with respect to, any product manufactured, sold or provided by Seller, subject to Buyer’s Warranty Service Obligations provided for the benefit of Seller as provided for in Section 5.13, license, commitment, instrument, judgment, order or decree, or (iii) arising under any Environmental Law;

(h) Liabilities relating to any action, proceeding or claim arising out of or in connection with Seller’s conduct of the Business or any other conduct of Seller, an Affiliate of Seller, or any officer, director, member, manager, employee, consultant, agent or advisor of Seller or an Affiliate of Seller, on or prior to the Closing Date;

(i) any Liabilities for Indebtedness of Seller or an Affiliate of Seller;

(j) except as provided in Section 5.8, all Liabilities of Seller or any ERISA Affiliate with respect to any Seller Benefit Plan;

(k) any Liability of Seller or an Affiliate of Seller imposed upon Buyer as a successor to or acquiror of the Business where such liability has not been expressly assumed by Buyer as an Assumed Liability;

(l) any Liability arising from, or relating to, the formation, organization or capitalization of Seller, or the equity interests of Seller, and including any Liability relating to the manner in which any equity interests, or any rights to acquire any equity interests of Seller, were issued or granted, or relating to the distribution of proceeds from the transaction contemplated hereby to holders of equity securities of Seller;

(m) any Liability based on misappropriation, unauthorized use or infringement of any Intellectual Property of any Person by Seller or an Affiliate of Seller or with respect to the Seller Intellectual Property;

(n) any Liability of Seller or an Affiliate of Seller based upon any act or omission of Seller or such Affiliate that occurs after the Closing; and

(o) any Liability of Seller not included in the determination of Net Working Capital pursuant to the Conclusive Net Working Capital Statement.

“Excluded Warranty Claims” means, without implied limitation, any Warranty Claim in any way related to purchase order number ECP011288 with Solar Turbines, a Caterpillar company, issued on November 16, 2017; purchase order number ECP011288 (revision 2) with Solar Turbines, a Caterpillar company, issued on March 21, 2018; purchase order number ECP011447 with Solar Turbines, a Caterpillar company, issued on April 4, 2018; or the Integrated Solar Inversion Station sold and shipped to Siemens in Atwater, California in September, 2012, as well as any Warranty Claim related to any matter that should have been listed on Section 3.29(b) of the Disclosure Schedule.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Flexible Benefit Plans” has the meaning set forth in Section 3.13(a).

“Fundamental Representations” has the meaning set forth in Section 7.1.

“Funded Indebtedness” has the meaning set forth in Section 2.3(b).

“Furnishings and Equipment” means tangible personal property (other than Seller Intellectual Property) owned or leased by the Seller in any way used in or related to the Business or the Acquired Assets, including machinery, machine tools, equipment, motor vehicles, trucks, trailers, rolling stock, fixtures, office equipment, furniture, furnishings, motors, tools, dies, parts, jigs, molds, models, computers, data processing equipment, security systems, and any and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, whether owned or leased by the Seller, wherever located.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, court, body or other governmental entity.

“Government Bid” means a bid which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract (including but not limited to any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent) related to the Business that is (a) between Seller and a Governmental Authority or (b) is entered into by Seller as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Authority.

“Hazardous Material” means “hazardous substance,” “pollutant or contaminant,” and “petroleum”, as those terms are defined or used in or CERCLA.

“Income Taxes” means any Tax based on or measured by reference to income (or franchise tax imposed in lieu of), including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” means (i) any indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise; (iv) any commitment by which Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any indebtedness or liabilities secured by a Lien on the Acquired Assets; (vii) any obligations under capital leases; (viii) any amounts owed to Affiliates of a Seller; and (ix) any amounts due and outstanding to a holder of any preferred stock or other equity security of a Seller.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Initial Purchase Price” has the meaning set forth in Section 2.3.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing, (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) inventions existing at the time of transfer of the Acquired Assets (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all utility models, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto; (f) websites and internet domain name registrations; and (g) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing and (h) registrations and applications for any of the foregoing.

“Intellectual Property Assignments” has the meaning set forth in Section 2.5(a)(iv).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Inventory” has the meaning set forth in the definition of Acquired Assets.

“Joint Ventures” means BOMAY Electric Industries Co., Ltd., M&I Electric Far East PTE ltd. and any other joint venture or other entity in which Seller owns an interest.

“Knowledge” of a Person (and other words of similar import) means the actual knowledge of (i) with respect to Seller or an Affiliate of Seller, Charles Dauber, Bill Brod, Leslie Chow or Landon Frioux, and (ii) with respect to Buyer, Barnet Rogers, Diana Grootonk, Stein Agee, and Tom Rothenberger.

“Laws” means all applicable laws (whether statutory, common law, or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs, statutes, codes and injunctions enacted or promulgated by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.8.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when arising, including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Limited Damages” has the meaning set forth in Section 7.4(c).

“Litigation” means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity and whether before any Governmental Authority.

“Major Customer” has the meaning set forth in Section 3.22.

“Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, effect or change that, individually or in the aggregate with all other such matters, has or could reasonably be anticipated to have a material and adverse effect upon (a) the Business, results of operations, financial condition, Liabilities or assets of the Business, taken as a whole, or (b) the ability of Seller or an Affiliate of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security (other than AETI’s) or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business, so long as Seller and its Affiliates have not breached this Agreement related thereto; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contract” has the meaning set forth in Section 3.14(a).

“Material In-Bound License Agreements” has the meaning set forth in Section 3.16(h).

“M&I Marks” has the meaning set forth in Section 5.5(b).

“Neutral Arbitrator” has the meaning set forth in Section 2.6(a).

“Net Asset Adjustment” means an amount equal to Eight Hundred and Twelve Thousand and Seven Dollars ($812,007).

“Net Working Capital” means (A) current assets of the Business (excluding deferred Tax assets) less (B) current liabilities of the Business (excluding deferred Tax liabilities), in either case as determined in accordance with GAAP, except to the extent set forth in the illustrative determination of Net Working Capital set forth in the attached Annex G hereto and the notes included therein.

“Open Warranty Claims” has the meaning set forth in Section 3.29(b).

“Organizational Documents” means the certificate or articles of incorporation, organization or formation and the bylaws, partnership agreement or operating or limited liability company agreement and any other documents governing the internal operations of an entity.

“Party” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance or similar right obtained from any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, arising or incurred in the ordinary course of business for amounts that are not yet delinquent or which are being contested in good faith by appropriate proceedings as to which a Person shall, to the extent required by GAAP have set aside on its books adequate reserves and which in any event are shown in the determination of Net Working Capital; (c) any right, interest, Lien or title of a licensor, sublicensor, lessor or sublessor, or any license rights of a licensee or sublicensee, under any license or lease agreement not constituting Indebtedness in the property being leased or licensed; (d) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that are disclosed in publicly recorded documents listed on the title policy to be delivered by Seller at the Closing (but excluding in all events any Liens securing the payment of money), including those items noted on Annex H; and (e) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Post-Closing Net Working Capital Statement” has the meaning set forth in Section 2.6(b).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of or for the benefit of Seller arising from or related to the Business or the Acquired Assets.

“Pre-Signing Working Capital Adjustment” means an amount equal to Three Million Seven Hundred and Seven Thousand and Nine Hundred and Three Dollars ($3,707,903); provided, however, if the Closing Date is not within fourteen (14) days after the date of this Agreement, the Pre-Signing Working Capital Adjustment shall be re-determined in good faith by Seller and Buyer.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price Allocation” has the meaning set forth in Section 2.7.

“Real Property” means all of a Seller’s real property and interests in real property, including any leaseholds and subleaseholds, purchase options to acquire real property, easements, licenses, to use real property, rights to access, rights of way, all buildings and other improvements thereon, and other real property interests currently used in the Business.

“Real Property Leases” has the meaning set forth in Section 3.8.

“Records” means the books, records, ledgers, invoices, documents, correspondence, lists (including customer lists and supplier lists), plans, drawings, designs, specifications, advertising and promotional materials, reports, human resources and other employment records, data and other printed materials of Seller or an Affiliate of Seller (in any form or medium) related to, used or held for use in connection with the Business or the Acquired Assets, together with true and complete copies of all other books and records pertaining to the Business including all records of all banks with respect to accounts, loans or other relationships with of the Sellers.

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, and all other Contracts, schedules, certificates or other documents being delivered pursuant to or in connection with this Agreement, the Bill of Sale, the Assignment and Assumption Agreement or the Intellectual Property Assignments.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Representative” means, when used with respect to a Person, the Person’s controlled Affiliates and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel and accountants) and financing sources.

“Resolution Period” has the meaning set forth in Section 2.6(c).

“Retained Litigation Matters” means the Litigation and other matters listed on Section 3.6 or Section 3.15 of the Disclosure Schedule.

“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy, by and between Buyer and Concord Specialty Risk.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plans” has the meaning set forth in Section 3.13(a).

“Seller Financial Statements” has the meaning set forth in Section 3.6(a).

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

“Seller Intellectual Property” means all Intellectual Property that is owned by Seller or an Affiliate of Seller that has been used, held for use in connection with or relates to the Business, together with all rights to collect royalties, products, payments and proceeds in connection therewith, all rights to sue for past, present and future infringement, misappropriation or dilution thereof, or for any other conflict therewith or violation thereof, and all rights to recover damages or lost profits or other amounts in connection therewith, and including all of the Intellectual Property set forth on Section 3.16(a) of the Disclosure Schedule and all rights in and to the “M&I Electric Industries, Inc.,” “Drillassist”, “Empowering Energy” and “Intellisafe” names and marks (and derivations thereof, including but not limited to “M&I”) in any jurisdiction (together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing), and all rights, presently or hereafter existing, whether arising by operation of Law, contract, license or otherwise corresponding or related to any of the foregoing in any jurisdiction throughout the world.

“Seller Software” has the meaning set forth in Section 3.16(f).

“Seller Systems” has the meaning set forth in Section 3.16(e).

“Seller Transaction Expenses” means the collective amounts payable by Seller or an Affiliate of Seller for all of the out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and consummation of the transactions contemplated hereby, including (a) all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to Seller and (b) any retention, bonus or similar compensatory amounts payable to any employees or service providers of Seller that become due and payable by Seller as a result of the consummation of the transactions contemplated hereby.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all Documentation (including user manuals and other training documentation) related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other business entity of which, directly or indirectly, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, joint venture, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director, managing venturer or general partner of such business entity (other than a corporation).

“Target Net Working Capital Amount” has the meaning set forth in Section 2.6(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Transfer Tax” has the meaning set forth in Section 5.10.

“Transferred Contracts” has the meaning set forth in the definition of Acquired Assets.

“Transferred Employee” has the meaning set forth in Section 5.8(a)

“Transferred Permits” has the meaning set forth in the definition of Acquired Assets.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1989.

“Warranty Claim” means any claim with respect to products manufactured, sold or delivered or services provided by Seller under a valid warranty provided by Seller that a product or service exhibits a defect in design, material or workmanship or does not conform with the specifications for such product or service.

“Warranty Service Obligations” means the Buyer’s obligation to provide services on behalf of Seller related to Open Warranty Claims as of the Closing Date, as well as all new Warranty Claims made after the Closing Date with respect to products shipped by Seller prior to the Closing Date, pursuant to the warranty terms under which the product was originally sold by Seller and in accordance with Sellers’ past practices as set forth on Annex I, which services include the repair or replacement of products that exhibit a defect in design, material or workmanship or which do not conform with the specifications for such product.

Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary:

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Annex, Exhibit, Schedule, clause or subclause of this Agreement.

(b) The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e) The use of “or” herein is not intended to be exclusive.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h) References herein to a Person are also to its permitted successors and assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(i) Any reference herein to “Dollars” or “$” shall mean United States dollars.

(j) Seller and Buyer acknowledge and agree that the specification of any dollar amount in the representations, warranties or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and neither Seller nor Buyer shall use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from the Seller, and the Seller will sell, transfer, assign, convey and deliver to Buyer at the Closing all of the Acquired Assets, free and clear of all Liens other than Permitted Liens. To the extent any Acquired Asset is now owned by an Affiliate of the Seller, such Acquired Asset shall be transferred to the Seller prior to the Closing and then transferred to Buyer or, at Seller’s option, conveyed directly to Buyer at the Closing. Notwithstanding anything to the contrary in this Agreement, the Excluded Assets are not part of the sale contemplated hereby and shall remain the property of Seller or its Affiliates.

Section 2.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer will assume and become responsible for the Assumed Liabilities at the Closing. Buyer agrees to pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof.

Section 2.3 Purchase Price.

(a) The Purchase Price for the Acquired Assets will be an amount equal to Seventeen Million Two Hundred and Fifty Thousand Dollars ($17,250,000), plus the Net Asset Adjustment, less the Due Diligence Adjustment and less the Pre-Signing Working Capital Adjustment (the “Cash Purchase Price”) plus the value of the Assumed Indebtedness. At the Closing, Buyer shall: (a) deposit with a mutually agreeable agent, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to an account designated by the Escrow Agent prior to the Closing Date, an amount equal to (x) $600,000 plus (y) the amount of the retention under the R&W Policy (such amount, the “Escrow Amount”) to be deposited in an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to an escrow agreement (the “Escrow Agreement”), to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent; (b) pay the Funded Indebtedness as described in Section 2.3(b); and (c) pay to Seller an amount equal to the Cash Purchase Price less the Funded Indebtedness, as adjusted pursuant to Section 2.6(a) (such amount together with the Escrow Amount, the “Initial Purchase Price” and as further adjusted by the payments contemplated by Section 2.6(d), if any, the “Purchase Price”), by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing Date. The Escrow Agreement shall reflect that the Escrow Amount is solely (i) for any payment due to Buyer from Seller as contemplated by Section 2.6(d) (and if all or any portion of the $500,000 included in the Escrow Amount solely for such purpose remains in the Escrow Account after the Conclusive Net Working Capital Statement is finalized and any post-closing adjustments are completed and paid, such amount shall be immediately paid to Seller by the Escrow Agent), (ii) for reimbursement of the retention under the R&W Policy or payment to Buyer as contemplated by Section 5.14 (and the amount included in the Escrow Amount solely for such purpose that (y) remains in the Escrow Account at 210 days after Closing and (z) is not subject to a pending claim under the R&W Policy or under the Escrow Agreement, shall be immediately paid to Seller by the Escrow Agent), and (iii) to cover any run-off claims as contemplated by Section 5.8(f) (and if all or any portion of the $100,000 included in the Escrow Amount solely for such purpose remains in the Escrow Account after the deadline for submitting claims, as appropriate, has passed, such amount shall be immediately paid to Seller by the Escrow Agent).

(b) It is contemplated by the Parties that, upon the Closing, all of the Indebtedness of the Company as of the Closing Date, including the Indebtedness set forth on Section 2.3(b) of the Disclosure Schedules (the “Funded Indebtedness”) but excluding the Indebtedness and accounts payable set forth on Section 2.3(b)-1 of the Disclosure Schedules (the “Assumed Indebtedness”), will be fully repaid and that such repayment will be funded with a portion of the Initial Purchase Price. In order to facilitate such repayment, the Seller has obtained payoff letters for all of the Funded Indebtedness as of the Closing Date (the “Payoff Letters”), which Payoff Letters shall indicate that such lenders have agreed to release and terminate all Liens in respect of such Funded Indebtedness relating to the Acquired Assets upon receipt of the amounts indicated in such Payoff Letters. The Seller hereby instructs the Buyer to make the payments referenced in such Payoff Letters on the Closing Date in order to discharge such Indebtedness covered thereby.

(c) It is contemplated by the Parties that, upon the Closing all of the Seller Transaction Expenses as of the Closing Date will be fully paid and that such payment will be funded with a portion of the Cash Purchase Price. The amount of the Seller Transaction Expenses as of the Closing Date shall be adjusted, if required, in accordance with Section 2.6 below.

Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures by facsimile or electronic transmission on the date that is two (2) Business Days after the date that all of the conditions set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.5 Deliveries at Closing.

(a) At the Closing, the Seller will deliver to Buyer the following duly executed documents and other items:

(i) the Escrow Agreement duly executed by Seller and the Escrow Agent;

(ii) a Bill of Sale substantially in the form of Exhibit A hereto (the “Bill of Sale”):

(iii) an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”);

(iv) instruments of assignment substantially in the form of Exhibit C hereto or as required by applicable law for each issued patent, registered trademark, and registered copyright, and for each pending application therefor, that is included in the Acquired Assets (collectively, the “Intellectual Property Assignments”);

(v) a Special Warranty Deed substantially in the form of Exhibit D hereto conveying the Beaumont Property to the Buyer (the “Deed”), together with such certifications and affidavits as are customary or reasonably required by the issuer of the Title Policy in order for the Buyer to obtain title insurance covering the Beaumont Property;

(vi) a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Sections 1445 and 1446(f) of the IRC stating that Seller is not a “foreign person” as defined in Section 1445 of the IRC;

(vii) except as set forth in Section 5.4 of the Disclosure Schedules, evidence of the receipt of all third party consents or sublicenses from third parties and delivery of all notices to or from third parties that are necessary to transfer all Material Contracts (not including purchase orders or master supply agreements) or for Buyer to enforce payment of any acquired Accounts Receivable, as specifically listed on Annex K and subject to Section 5.4 set forth below;

(viii) a Non-Disclosure, Non-competition and Non-solicitation agreement substantially in the form of Exhibit F hereto, duly executed by AETI, Seller, M&I Electric Brazil Sistemas e Servicos em Energia Ltda (“M&I Brazil”), and Charles Dauber;

(ix) the Payoff Letters;

(x) a full and final release of the Buyer from all liabilities and obligations owed by the Seller to its Affiliates in substantially in the form of Exhibit H attached hereto;

(xi) a title policy covering the Beaumont Property with coverage in the amount of the appraised amount according to Seller’s appraisal (or such other amount as allowed under applicable law) and subject to no exceptions other than those set forth on Annex H to this Agreement;

(xii) acknowledgment of the receipt of the Initial Purchase Price (excluding the Escrow Amount, Funded Indebtedness and Seller Transaction Expenses) from the respective recipients thereof; and

(b) At the Closing, Buyer will deliver to the Seller the following duly executed documents and other items:

(i) the Bill of Sale;

(ii) the Assignment and Assumption Agreement;

(iii) the Intellectual Property Assignments, to the extent that Buyer is a signatory thereto;

(iv) the Escrow Agreement;

(v) a non-competition agreement substantially in the form of Exhibit G hereto, duly executed by Buyer;

(vi) evidence of the receipt of all third party consents or sublicenses from third parties and notices to or from third parties that are required to be delivered or obtained pursuant to this Agreement and delivered by Buyer;

(vii) counterparts of the Employment Agreements; and

(viii) the Initial Purchase Price.

Section 2.6 Working Capital Adjustment.

(a) Pre Closing Adjustment. For the purpose of determining the Initial Purchase Price, no less than five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement setting forth an estimate of the Net Working Capital as of 12:01 a.m. (Central time) on the Closing Date (the “Adjustment Determination Effective Time”) after giving effect to the transactions contemplated hereby (the “Estimated Net Working Capital Amount”) and the components and calculation thereof (the “Estimated Net Working Capital Statement”). The Estimated Net Working Capital Statement shall be subject to the review of Buyer, and Buyer and Seller shall cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Net Working Capital Statement prior to the Closing (the results of any such resolution to be reflected on a new Estimated Net Working Capital Statement, which shall be considered the Estimated Net Working Capital Statement for all further purposes); provided that if any item of dispute regarding the Estimated Net Working Capital Statement is not resolved by agreement in writing between Buyer and Seller not less than two (2) Business Days prior to the Closing, then Seller’s estimate of such disputed item shall be deemed final for purposes of the Closing; but further provided that if Seller’s estimate varies from the Target Net Working Capital by more than 20%, then the difference between such variance and the 20% of Target Net Working Capital shall be added to the Escrow Amount. To the extent that the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement exceeds negative Two Million Four Hundred and Eight Thousand and Two Hundred and Eighty-Eight Dollars (-$2,408,288) (the “Target Net Working Capital Amount”), the purchase price payable at the Closing set forth in Section 2.3 shall be increased on a dollar for dollar basis by the amount of the excess. If the Closing does not occur within 14 days after the date of this Agreement, Seller and Buyer shall in good faith adjust the Target Net Working Capital Amount based on the methodology used to determine the Target Net Working Capital Amount set forth above. To the extent that the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement, the purchase price payable at the Closing set forth in Section 2.3 shall be reduced on a dollar for dollar basis by the amount of the excess.

(b) Post-Closing Net Working Capital Statement. Within seventy-five (75) calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement setting forth the Net Working Capital, after giving effect to the transactions contemplated hereby, as of the Adjustment Determination Effective Time, and the components and calculation thereof (the “Post-Closing Net Working Capital Statement”).

(c) Determination of Conclusive Net Working Capital. Seller shall have thirty (30) calendar days following the receipt of the Post-Closing Net Working Capital Statement to review the Post-Closing Net Working Capital Statement. During such time, Seller may dispute any items set forth on the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby), and Buyer shall give Seller access to all Records, facilities and personnel of Buyer as are reasonably requested by Seller to review the Post-Closing Net Working Capital Statement. Unless Seller deliver written notice to Buyer of dispute thereof on or prior to the thirtieth (30th) calendar day after Sellers’ receipt of the Post-Closing Net Working Capital Statement, Seller shall be deemed to have accepted and agreed to the Post-Closing Net Working Capital Statement and such statement (and the specific calculations or methods contemplated thereby) shall be final, binding and conclusive. If Seller notifies Buyer in writing of disputed items contained in the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby) (each a “Disputed Item” and collectively the “Disputed Items”) within such thirty (30) calendar day period, for thirty (30) calendar days following delivery of such notice by Seller to Buyer (the “Resolution Period”), Buyer and Seller shall attempt in good faith to resolve their differences with respect to the Disputed Items. Upon delivery of any such notice of Disputed Items by Seller, Seller shall be deemed to have accepted and agreed to all items on the Post-Closing Net Working Capital Statement (and the specific calculations or methods contemplated thereby) other than the Disputed Items, and such items (and the specific calculations or methods contemplated thereby) other than the Disputed Items shall be final, binding and conclusive. Any resolution by Buyer and Seller during the Resolution Period as to any Disputed Items shall be set forth in writing and will be final, binding and conclusive. If Buyer and Seller do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted by either one of the Parties within thirty (30) calendar days after the expiration of the Resolution Period to a national or regional independent accounting firm mutually acceptable to Buyer and Seller (the “Neutral Arbitrator”). The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute as of the end of the Resolution Period. In resolving such Disputed Items, the Neutral Arbitrator may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any Party or less than the lowest value for such Disputed Item claimed by any Party. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator shall be allocated and borne between Buyer and Seller in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the

Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted. In addition, Buyer and Seller shall give the Neutral Arbitrator access to all Records, facilities and personnel of such Party and its Affiliates and Representatives as is reasonably necessary to perform its function as arbitrator. Buyer and Seller shall use their commercially reasonable efforts to cause the Neutral Arbitrator to deliver to Buyer and Seller a written determination (such determination to include an explanation in reasonable detail of the reasons for such determination and a work sheet setting forth all material calculations and methods used in arriving at such determination) of the Disputed Items submitted to the Neutral Arbitrator and the resulting effect thereof on the Post-Closing Net Working Capital Statement within thirty (30) calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive and upon which judgment may be entered. The final, binding and conclusive Post-Closing Net Working Capital Statement based either upon agreement or deemed agreement by Buyer and Seller or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.6(a) will be the “Conclusive Net Working Capital Statement.”

(d) Post-Closing Adjustment. If the amount of the Net Working Capital set forth on the Conclusive Net Working Capital Statement exceeds the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement, Buyer shall pay the Seller the amount of the excess. If the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement exceeds the amount of the Net Working Capital set forth on the Conclusive Net Working Capital Statement, Seller shall pay Buyer the amount of the excess and/or, without duplication, Buyer may recover the amount of the excess from the Escrow Account, at its option. All payments to be made pursuant to this Section 2.6(d) shall be made no later than the second (2nd) Business Day following the date on which Buyer and Seller agree, or are deemed to have agreed to, or the Neutral Arbitrator delivers, the Conclusive Net Working Capital Statement.

(e) Remedies. Buyer acknowledges and agrees that if Buyer seeks any adjustment pursuant to this Section 2.6 or if any Working Capital Statements, Calculation, or other determination contemplated by this Section 2.6 provides for or otherwise addresses any facts or circumstances that could be the basis for such an adjustment, Buyer shall not be permitted to pursue any indemnification claim pursuant to Article VII related thereto based on a beach of a representation or warranty to the extent of any recovery by Buyer pursuant to this Section 2.6 so that there is no duplication of recovery by Buyer.

Section 2.7 Allocation. Buyer and the Seller agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities and all other items required under the IRC among the Acquired Assets in accordance with Section 1060 of the IRC and the Treasury Regulations thereunder, and any similar provision of state, local, or non-U.S. law (the “Allocation Principles”). No later than thirty (30) days after the Purchase Price is finally determined hereunder, Buyer shall deliver to Seller an allocation of the Purchase Price and the Assumed Liabilities (and all other required items under the IRC) as of the Closing Date determined in a manner consistent with the Allocation Principles (the “Purchase Price Allocation”). The Purchase Price Allocation will be binding on the Parties if (a) Seller fail to object in writing within thirty (30) days after receipt of the Purchase Price Allocation or (b)

Seller approve the Purchase Price Allocation in a written notice to Buyer. If Seller does not agree with the Purchase Price Allocation, and Buyer and Seller cannot mutually agree on revisions to the same, then within thirty (30) days following Sellers’ objection to the Purchase Price Allocation (or such later date as may be mutually agreed by Buyer and Sellers), Buyer and Seller shall engage the Neutral Arbitrator, which shall within thirty (30) days after such engagement resolve the allocation of the consideration and any items with respect to which there is a dispute between the Parties. If such a review is conducted, then Buyer, on the one hand, and Seller, on the other hand, shall pay fifty percent (50%) of all the Neutral Arbitrator’s fees and expenses associated with such review, and the determination of the Neutral Arbitrator shall be binding on the Parties. Buyer and Seller agree to prepare and file IRS Form 8594 and all Tax Returns on a basis consistent with the Purchase Price Allocation as finally determined pursuant to this Section 2.7. None of the Parties will take any position inconsistent with the Purchase Price Allocation as finally determined pursuant to this Section 2.7 on any Tax Return or in any audit or Tax proceeding, unless otherwise required by Law.

Section 2.8 Non-Transferability. Nothing contained herein shall be deemed by Seller or Buyer to constitute an agreement of Seller to assign or transfer (including, if applicable, solely for purposes of this Section 2.8, an assignment by operation of a change of control or event giving rise to any successor liability of any Person, or purported change of control or event giving rise to any successor liability of any Person) any Transferred Contract, Permit or other Acquired Asset to Buyer in connection with the transactions contemplated hereby if an attempted assignment or transfer thereof without the consent of or notice to a third party thereto would constitute a breach or default thereof, cause or permit the acceleration or termination thereof or in any way adversely affect the rights of Seller (as such rights would have existed prior to the attempted assignment or transfer) or Buyer (as such rights would have existed following the attempted assignment or transfer if this Section 2.8 did not apply to the assignment or transfer) thereunder unless such consent has been delivered and/or such notice has been properly made. If any Transferred Contract or Acquired Asset that would otherwise be or be deemed to have been assigned or transferred to Buyer pursuant to Section 2.1 cannot be or could not have been deemed to have been assigned or transferred or a third party shall not provide or have provided its necessary consent to, or receive or have received its notice of, such assignment or transfer, at the Closing despite Seller’s reasonable commercial efforts to obtain such consent or give such notice, as applicable, then Seller shall assign and transfer to Buyer, to the extent legally possible and without causing any of the consequences to assignment or transfer in the immediately preceding sentence to occur, all of Seller’s right and title to and interests in and to each such Transferred Contract or Acquired Asset and, where necessary or appropriate, Seller shall be deemed to be Buyer’s duly appointed agent for the purpose of completing, fulfilling and discharging all of Buyer’s rights and Liabilities arising after the Closing Date with respect to each such Transferred Contract or Acquired Asset. In that event, Seller shall use its reasonable commercial efforts at Buyer’s sole cost and expense to: (i) provide Buyer with the benefit of each such Transferred Contract or Acquired Asset, including (A) enforcing any rights with respect to any such Transferred Contract or Acquired Asset (including the right to terminate in accordance with the terms thereof upon the request of Buyer), and (B) permitting Buyer to enforce and exercise any rights as if such Transferred Contract or Acquired Asset had been assigned or transferred to Buyer, and (ii) to the extent Seller shall have failed to obtain the consent of all parties or to deliver notice to all parties prior to the Closing with respect to such Transferred Contract or other Acquired Asset necessary to permit the assignment or transfer to Buyer of each such Transferred Contract or other Acquired Asset without causing any of the consequences to assignment in the first sentence of this Section 2.8 to occur, when all such consents shall have been obtained or notices have been delivered, assign and transfer such Transferred Contract or Acquired Asset to Buyer.

Section 2.9 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. If the applicable withholding Party or agent determines that deduction or withholding is required pursuant to this Section 2.9, it shall give advance notice of any amount to be deducted or withheld to the Person in respect of which such deduction or withholding would be made. The Parties shall reasonably cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate to the extent permissible under applicable Laws the amount of any such deduction or withholding. To the extent the Buyer withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE III

SELLERS’ REPRESENTATIONS AND WARRANTIES

Except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), which shall qualify the representations and warranties of the Seller set forth in this Article III and which shall be organized in parts corresponding to the numbering in this Article III with disclosures in each part specifically corresponding to or cross-referencing to a particular section of this Article III, the Seller represents and warrants to and for the benefit of Buyer as follows:

Section 3.1 Organization and Standing. M&I is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. AETI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has all requisite power and authority to carry on the business in which it is presently engaged and to own, lease and use the properties presently owned, leased and used by it. A true and correct copy of the Organizational Documents, as amended to date, of the Seller and AETI has been made available to Buyer. Seller and AETI are duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.

Section 3.2 Reserved.

Section 3.3 Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a) Seller and AETI (to the extent a party thereto) have full power and authority to enter into and perform its obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, and this Agreement has been (and the Related Agreements will be) duly executed and delivered by Seller and AETI (to the extent a party thereto) pursuant to all necessary authorization and is (and with respect to the Related Agreements, will be) the legal, valid and binding obligation of Seller and AETI, enforceable against Seller and AETI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The execution and delivery of this Agreement and the Related Agreements by Seller and AETI (to the extent a party thereto), the consummation by Seller and AETI of the transactions contemplated hereby and thereby, and compliance by Seller and AETI with all of the provisions hereof and thereof (including, without limitation, any non-competition, non-solicitation or non-disclosure agreement or provision by the Seller or an Affiliate of Seller for the benefit of Buyer), do not and will not (i) conflict with or result in a breach of any provisions of any Organizational Document of the Seller, AETI or any such Affiliate, (ii) except as set forth in Section 3.3(b) of the Disclosure Schedule, constitute or result in a material breach of any term, condition or provision of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a material Lien upon any property or assets of Seller or AETI pursuant to any Contract, or (iii) subject to receipt of the requisite approvals referred to in Section 3.3(c) of the Disclosure Schedule, violate in any material respect any Decree or Law applicable to Seller or AETI, any of the Acquired Assets or any of its or their other properties or assets. No Subsidiary or Joint Venture has any right to impose a Lien on the Acquired Assets and no Subsidiary or Joint Venture has a Lien on the Acquired Assets and no event has occurred that with the passage of time may result in a Lien on the Acquired Assets by a Subsidiary or Joint Venture.

(c) Other than as set forth in Section 3.3(c) of the Disclosure Schedule, no Consent is required to be obtained by Seller or an Affiliate of Seller for the consummation by Seller or any such Affiliate of the transactions contemplated by this Agreement and the Related Agreements (including but not limited to the transfer or assignment of any Acquired Asset) that if not obtained would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Seller and AETI have received the consent of Hunting Dog Capital, LLP and HD Special-Situations III, LP to the execution and delivery of, and the performance under, this Agreement and the Related Agreements, and delivered to Seller a copy of such consent as well as the payoff amounts owed to them as of the Effective Date. Without limiting the generality of the foregoing, AETI, as the sole stockholder of Seller, has duly authorized, by all necessary corporate action, the execution and delivery of, and performance of all obligations under, this Agreement and the Related Agreements by Seller, and the shareholders of AETI are not obligated, necessary or required pursuant to its Organizational Documents, by law or otherwise to authorize the same. Additionally, AETI represents and warrants that (a) the Acquired Assets are not “substantially all” of the assets of AETI under Florida law or its Organizational Documents, (b) the quantitative or qualitative impact of the sale of the Acquired Assets does not and will not fundamentally change the nature of AETI, and (c) the sale of the Acquired Assets does not substantially affect the existence and purpose of AETI and does not destroy the means to accomplish the purposes or objects for which AETI was incorporated and actually performs.

Section 3.4 Title to Assets. Except with respect to Real Property, which is addressed in Section 3.8, Seller will convey at the Closing, subject to the operation of Section 2.8, good and marketable title to, or Seller’s valid and enforceable rights to use, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.5 Sufficiency of Assets. Except as otherwise expressly set forth in this Agreement, as of the Closing, the Acquired Assets are all of the assets necessary for Buyer to operate the Business in the manner in which the Seller currently operates the Business.

Section 3.6 Financial Statements.

(a) The Seller has delivered true and complete copies of the following financial statements to Buyer: (i) the audited consolidated balance sheets of AETI and its Affiliates, including the Seller, as of December 31, 2015, 2016 and 2017 and the related audited consolidated statements of income, stockholders’ equity, and cash flows for the fiscal years then ended, together with the notes thereto (the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of AETI and its Affiliates, including the Seller, as of May 31, 2018 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the one-month period then ended (the “Interim Financial Statements” and together with the Financial Statements, the “Seller Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP in all material respects and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of the Seller and its Affiliates, as of the respective dates thereof and for the periods indicated therein. The Interim Financial Statements have been prepared by management in accordance with GAAP in all material respects (except for the absence of footnote disclosure and customary year-end adjustments which will not be material individually or in the aggregate) and fairly present, in all material respects, the financial position and results of operations of the Seller and its Affiliates as of the respective dates and for the periods indicated therein. The Seller’s Financial Statements were derived from the books and records of the Seller and its Affiliates.

(c) Except as disclosed in Section 3.6 of the Disclosure Schedule, since December 31, 2017, the Seller does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) incurred in the ordinary course of business (excluding liability for breach of Contract, infringement or tort) or (ii) that were expressly disclosed or reserved against in the Interim Financial Statements.

Section 3.7 Taxes

Except as set forth in Section 3.7 of the Disclosure Schedule:

(a) All Tax Returns required to be filed by Seller and its Affiliates, relating to or that could have any impact on the Acquired Assets or Buyer’s rights thereto, have been filed when due and all Taxes (whether or not shown on any Tax Return) owed by Seller or an Affiliate of Seller that have become due have been paid in full. All such Tax Returns were correct and complete in all material respects. Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to the Acquired Assets.

(b) Seller has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return in any way relating to the Acquired Assets, or agreed to any extension of time with respect to a Tax assessment or deficiency in any way relating to the Acquired Assets, which period (after giving effect to such extension or waiver) has not yet expired.

(c) Seller is not a party to or bound by, and the Acquired Assets are not in any way affected by, any Tax allocation or sharing agreement relating to the Acquired Assets.

(d) There are no Liens (other than Permitted Liens) for unpaid Taxes on the Acquired Assets.

(e) There is no Litigation currently pending or threatened with respect to Seller or any Affiliate of Seller in respect of any Tax relating to the Acquired Assets or the Business. Neither Seller nor any Affiliate of Seller has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Seller has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review relating to any Acquired Assets or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority relating to any Acquired Assets.

(f) No claim has ever been made by any Governmental Authority in a jurisdiction where Seller or an Affiliate of Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with the Acquired Assets or Business and any employee, independent contractor, creditor, stockholder, or other third party relating thereto.

Section 3.8 Real Property. Section 3.8 of the Disclosure Schedule lists all Real Property leased or subleased by Seller (the “Leased Real Property”) and all Real Property owned by Seller. Seller does not own any Real Property other than the Beaumont Property. The Seller has made available to Buyer copies of all leases and subleases for the Leased Real Property (each, a “Real Property Lease”). Except for the Leased Real Property and the Beaumont Property and any Real Property rights appurtenant to the Beaumont Property, Seller does not occupy or have any interest in any Real Property. Each Real Property Lease is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of Seller, and, to Seller’s Knowledge, of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To Seller’s Knowledge, (i) there is no material breach or default by a Seller, or, by any other third party under any Real Property Lease, and (ii) no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or would permit termination, modification or acceleration thereof in any material respect by any party to such Real Property Lease. Seller has not received written notice of, and to Seller’s knowledge there are no, facts regarding or related to the Beaumont Property that would make the facts set forth in Seller’s appraisal of the Real Property materially misleading. Seller has not received written notice of any condemnation, expropriation or other proceeding in eminent domain, pending or, to any Seller’s Knowledge, threatened, affecting the Beaumont Property, any Leased Real Property or any material portion of either thereof. Seller’s, possession and quiet enjoyment of the Leased Real Property under such Real Property Lease or the Beaumont Property has not been disturbed, and Seller has not received written notice of any pending claims challenging the applicable Seller’s right to possession and quiet enjoyment of such Real Property Lease or the Beaumont Property. To Seller’s Knowledge, Seller has not received written notice from owners or occupants of properties adjacent to the Beaumont Property making material objections to the operation of the Beaumont Property or claiming that the Beaumont Property is a nuisance. Other than pursuant to a Permitted Lien or as disclosed in Section 3.8 of the Disclosure Schedule, (i) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Beaumont Property, the Leased Real Property or any portion of either thereof, and (ii) Seller has not collaterally assigned or granted any other security interest in any of the Real Property or any interest therein. Except as set forth in Section 3.8 of the Disclosure Schedule, the buildings, plants, structures, owned or leased by Seller are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, none of such buildings, plants, structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and are sufficient in character and quality for the operation of the Business as currently conducted. For the purposes of the preceding sentence, “material” shall mean maintenance or repairs costing in excess of $50,000 for any particular maintenance or repair. Seller has not received written notice of any plans to modify or realign any street adjacent to the Beaumont Property that would prevent, or materially impair the continued use of the Beaumont Property as heretofore used in the conduct of the Business.

Section 3.9 Furnishings and Equipment. The Furnishings and Equipment used in the conduct of the Business are free from material defects and are in good operating condition and repair in all material respects. For the purposes of the preceding sentence, “material” shall mean defects, maintenance or repairs costing in excess of $15,000 for any particular defect, maintenance or repair.

Section 3.10 Acquired Assets not Owned by Seller. Section 3.10 of the Disclosure Schedule sets forth a list of all Acquired Assets not owned by the Seller on the Balance Sheet Date unless acquired by Seller after the Balance Sheet Date in the ordinary course of business.

Section 3.11 Compliance With Laws. (a) Seller and its Affiliates are in compliance with all Laws and Decrees applicable to the Acquired Assets or the Business, except to the extent any non-compliance would not have a Material Adverse Effect;

(b) Seller has not received any written or oral notification or communication from any Governmental Authority within the past five (5) years (i) asserting that Seller or any Affiliate of Seller is not in compliance with any Law, or (ii) threatening to revoke any Permit owned or held by a Seller, other than any Permit the absence of which would not have a Material Adverse Effect on the Business; and

(c) Except as set forth in Section 3.6 of the Disclosure Schedule, no investigation or review is pending or, to any Seller’s Knowledge, threatened by any Governmental Authority with respect to any alleged violation by Seller or any Affiliate of Seller of any Law.

Section 3.12 Permits. Section 3.12 of the Disclosure Schedule contains a complete list of all Permits issued to Seller or an Affiliate of Seller that are used or have been used within the 2 years prior to the Closing by Seller in connection with the Business or the Acquired Assets. Seller is not in default or violation in any respect of any term, condition or provision of any Permit used in connection with the Business except to the extent any default or violation would not have a Material Adverse Effect. No such Permit will be impaired by the consummation of the transactions contemplated by this Agreement or the Related Agreements.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13 of the Disclosure Schedule lists and generally describes each of the following arrangements (including, with respect to nonqualified deferred compensation only, a description of the vesting and payment triggers and whether or not IRC Section 409A applies) with respect to which Seller or any ERISA Affiliate has any obligation, whether absolute, accrued, contingent or otherwise due or to become due: (i) each ERISA Benefit Plan; (ii) each other bonus, incentive, equity, equity-based compensation, deferred compensation, change in control compensation, fringe benefits, holiday, vacation pay, sick time and other employee benefit plan, program or arrangement (written or otherwise) that is not an ERISA Benefit Plan (collectively, the “Compensation Plans”); (iii) each written employment, termination, retention, severance and other employment Contract or arrangement (each, an “Employment Arrangement”); and (iv) each “cafeteria plan” or transportation fringe plan governed by IRC Section 125 or IRC Section 132(f) (each, a “Flexible Benefit Plan”). For purposes of this Agreement, the ERISA Benefit Plans, the Compensation Plans, the Employment Arrangements and the Flexible Benefit Plans listed in Section 3.13 of the Disclosure Schedule, which shall include any such arrangements maintained by a third party on behalf of a Seller, or its or their respective employees, are collectively referred to as the “Seller Benefit Plans”).

(b) Seller has made available to Buyer a complete and correct copy (to the extent applicable) of each Seller Benefit Plan (or, if such Seller Benefit Plan is not written, a written summary thereof) and all amendments thereto; (ii) each trust or insurance policy relating to each Seller Benefit Plan; (iii) the most recent summary plan description or other written explanation (if any) of each Seller Benefit Plan provided to participants; (iv) the three most recent annual reports (Form 5500, including all attachments thereto) filed with the U.S. Department of Labor with respect to each Seller Benefit Plan that is an ERISA Benefit Plan for which such a report must be filed; and (v) the most recent opinion letter for prototype or volume submitter retirement plans or determination letter, if any, issued by the IRS with respect to any Seller Benefit Plan intended to be qualified under Section 401(a) of the IRC. The Seller and its ERISA Affiliates have timely filed all Forms 5500 required to be filed by the IRC and ERISA with respect to the Seller Benefit Plans.

(c) Each Seller Benefit Plan maintained by or on behalf of Seller or any of the ERISA Affiliates has been maintained in compliance with its terms and in all material respects, both as to form and in operation, with the requirements of applicable Law. All employer or employee contributions, premiums and expenses to or in respect of each Seller Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of Seller included in the Seller Financial Statements in accordance with GAAP. Neither Seller nor any of the ERISA Affiliates has at any time maintained, contributed to, been obligated to contribute to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

(d) To the Knowledge of the Seller, there are no investigations pending by any Governmental Authority involving any Seller Benefit Plan. As of the date of this Agreement, there is no pending or, to the Knowledge of Seller, threatened Litigation involving a Seller Benefit Plan (other than routine claims for benefits payable under any such Seller Benefit Plan) or against Seller or any of its ERISA Affiliates or fiduciary of any Seller Benefit Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Seller Benefit Plan or against the assets of any trust under such plan that would reasonably be expected to result in a material liability of a Seller, nor, to the Knowledge of the Seller, are there any facts which would give rise to any such liability.

(e) Each Seller Benefit Plan intended by its terms to be qualified under Section 401(a) of the IRC has been determined by the IRS to be so qualified, a timely application for such determination is now pending or is not yet required to be filed, or Seller or the ERISA Affiliate has duly adopted a prototype or volume submitter plan document and is relying on the IRS opinion letter for such document, and, to the Knowledge of Seller, each such Seller Benefit Plan is qualified in operation. Except as set forth in Section 3.13 of the Disclosure Schedule, neither Seller nor any of the ERISA Affiliates has any liability or obligation under any Seller Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the IRC or other applicable Law.

(f) There have been no material “prohibited transactions” (as defined in Sections 406 of ERISA or 4975 of the IRC) with respect to any Seller Benefit Plan that could result in liability to a Seller. No “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with administration or investment of the assets of any Seller Benefit Plan that is an ERISA Benefit Plan that could result in liability to a Seller.

(g) The consummation of the transactions contemplated by this Agreement and the Related Agreements will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of any compensation or benefits under any Seller Benefit Plan. No Seller or its Affiliates are obligated to make any payment or transfer, accelerate any payment or transfer, or otherwise provide any benefit that would constitute an “excess parachute payment” under IRC Section 280G.

Section 3.14 Material Contracts.

(a) Section 3.14 of the Disclosure Schedule lists all of the following Contracts to which Seller or an Affiliate of Seller is a party or by which it is bound and in any way affects or is necessary to operate the Business (collectively, “Material Contracts”): (i) Contracts for the sale of any of the assets of Seller or for the grant to any Person of any preferential rights to purchase any of Seller’s assets, with all open orders identified separately in Section 3.31 of the Disclosure Schedule; (ii) Contracts containing covenants of or binding on Seller or the owner of any of the Acquired Assets not to compete in any line of business or with any Person in any geographical area or that materially restrict the ability of Seller (including any Intellectual Property) in any geographic region or for a particular use; (iii) Contracts relating to the acquisition by Seller of any operating business or the capital stock or equity interest of any other Person; (iv) all employment and consulting Contracts in any way related to Seller’s operation of the Business; (v) all settlement, conciliation and other similar Contracts, the performance of which will involve payment by Buyer or Seller after the Closing Date of consideration in excess of $50,000 or will, after the Closing Date impose (or continue to impose) any injunctive or similar equitable relief on Buyer, Seller or any Acquired Assets; (vi) lease or agreement under which Seller is lessee of or holds or operates any personal property, owned by any other party for which the annual rent exceeds $50,000; (vii) registration rights agreement or any other agreement or arrangement granting any Person a right to acquire equity interests in Seller; (viii) Contracts relating to the borrowing of money or the extension of credit or evidencing Indebtedness or securing Indebtedness with a principal amount in excess of $50,000; (ix) Contracts pursuant to which Seller has advanced (other than in the ordinary course of business) or loaned any amount to any of its or an Affiliate’s shareholders, officers or directors; (x) a Contract, the performance of which involves payment or the provision of services to or from such subject Person in excess of $50,000 in any year or which involves the manufacture or sale of any product by Seller for more than $50,000; (xi) employment-related Contracts, nondisclosure Contracts, noncompetition Contracts, or other agreements or arrangements containing restrictive covenants or other obligations, with current or former employees of Seller, relating to (A) the right of any such employee to be employed by Seller or (B) the knowledge or use of trade secrets or proprietary information; (xii) Contracts relating to Intellectual Property (including license, royalty, development, hosting, covenants not to sue or other agreements) except that Section 3.14 of the Disclosure Schedule shall not be required to list licenses of unmodified commercially available, off-the-shelf Software with a replacement cost and/or annual license or maintenance fee of less than $50,000; (xiii) any other Contracts pursuant to which Seller has made or received payments in excess of $50,000 during the eighteen-month period ending on May 31, 2018; and (xiv) partnership, joint venture and similar Contracts to which Seller is a party, and Contracts relating to any investment by Seller in another Person.

(b) Seller has made available to Buyer a true, correct and complete copy of each Material Contract (including all amendments thereto). Except as set forth in Section 3.14 of the Disclosure Schedule, (i) neither Seller nor any Affiliate of Seller is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract, (ii) to the Knowledge of Seller, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract, (iii) to the Seller’s Knowledge each Material Contract is a valid and binding obligation of Seller and is in full force and enforceable against Seller in accordance with its terms, (iv) to the Knowledge of each Seller, each Material Contract is a valid and binding obligation of the counterparty(s) thereto and is in full force and enforceable against such counterparty(s) in accordance with its terms, and (v) neither Seller nor any Affiliate of Seller has received any written notice from any other party to any Material Contract that such other party intends to terminate, or not renew any Material Contract, or is seeking to renegotiate the terms thereof or substitute performance thereunder. Except as set forth in Section 5.12(b), no Material Contract requires Seller, nor will any Material Contract require Buyer, to provide (directly or indirectly) any direct and substantive assistance to any of the Joint Ventures in terms of operation, technology, products or market development or require the Consent of any of the Joint Ventures or any shareholder, joint venturer, member, director or manager of the Joint Ventures to the transactions contemplated hereby.

Section 3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Litigation (a) that has been served upon Seller or an Affiliate of Seller or, to Seller’s Knowledge, that is otherwise pending or threatened, against Seller or any of its Affiliates or any of the Acquired Assets or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Related Agreements. Seller is not subject to any Decree.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list of all of the following that are owned or exclusively licensed by Seller in any way used in or related to the Business (identifying for each, as applicable, the owner (including, if not solely owned by a Seller, any joint owner), any exclusive licensee, the jurisdiction, and, as applicable, the serial/application number, the patent or registration number, the filing date, the issuance or registration date, the registrant and the registrar thereof, and if licensed to Seller, the corresponding license agreement pursuant to which Seller has the right to use such Intellectual Property): (i) patented or registered Intellectual Property (including Internet domain names), (ii) pending patent applications or applications for registration of other Intellectual Property, (iii) material unregistered Trademarks, and (iv) Software.

(b) Seller solely and exclusively owns and possesses, free and clear of any Liens, all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license set forth in Section 3.14(a)(xiv) of the Disclosure Schedule, all of the Seller Intellectual Property and the Seller Intellectual Property constitutes all of the Intellectual Property used in the Business. Except as set forth in Section 3.14(a)(xiv) of the Disclosure Schedule, all of the Seller Intellectual Property set forth in Section 3.16(a) of the Disclosure Schedule is valid, subsisting and enforceable and in full force and effect. Seller has taken commercially reasonable actions and actions common in the industry to protect and maintain the Seller Intellectual Property.

(c) Except as set forth in Section 3.16 of the Disclosure Schedule, (i) there is no Litigation (including oppositions or cancellation actions) against Seller or an Affiliate of Seller that was either made within the past six (6) years or has been served on Seller, or to Seller’s Knowledge, otherwise pending or threatened, contesting the validity, use, ownership, enforceability or registrability of any of the Seller Intellectual Property, (ii) to the Knowledge of Seller, Seller has not infringed, misappropriated or otherwise conflicted with or violated, and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with or violate any Intellectual Property or other rights of any Person, Seller is not aware of any facts which indicate a likelihood of any of the foregoing, and neither Seller nor any Affiliate of Seller has received any threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any other Person); and (iii) to the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise conflicted with or violated any of the Seller Intellectual Property. The Seller Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling against Seller restricting the use thereof and to Seller’s knowledge, the Seller Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof. The transactions contemplated by this Agreement and the Related Agreements shall not impair the right, title or interest of Seller, in or to the Seller Intellectual Property and Seller Systems, and all of the Seller Intellectual Property and Seller Systems shall be solely and exclusively owned or available for use by Buyer immediately after the Closing on terms and conditions identical to those under which Seller owned or used the Seller Intellectual Property and Seller Systems immediately prior to the Closing.

(d) All past and present employees and independent contractors of, and consultants to, Seller have entered into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of Seller and assigns to Seller all Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of such Person’s employment or other engagement with Seller, without further consideration or any restrictions or obligations whatsoever (including on the use, ownership or disposition of such Intellectual Property), and to the extent not prohibited by applicable law, such agreements are valid and enforceable in accordance with their terms.

(e) Except as set forth in Section 3.16 of the Disclosure Schedule, the computer systems, including the Software, hardware, networks, platforms and related systems owned, used, distributed, provided, licensed or leased by, Seller or used by Seller to provide any products or services to any of Seller’s customers (collectively, the “Seller Systems”) in the conduct of the Business are sufficient for the immediate needs of the Business, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. In the last eighteen (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events (including any malicious code) affecting any Seller Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of Seller Systems and/or the conduct of the Business. The Acquired Assets include a sufficient number of licenses for all Software used in the conduct of the Business. To the Knowledge of Seller, there has not been any unauthorized access of any Seller Systems that has resulted in, or could reasonably be expected to result in, any misappropriation, damage, destruction, loss, corruption, alteration or misuse of any data or information stored or contained therein or transmitted, accessed or processed thereby, or a material liability for, or other adverse impact on, Seller. To the Knowledge of Seller, Seller has taken commercially reasonable steps to provide for the security, continuity and integrity of the Seller Systems and the back-up and recovery of data and information stored or contained therein or processed thereby, including by backing up all data and databases at an on-site and off-site location on at least a daily basis to ensure there is no loss of data or other information and to prevent and guard against any unauthorized access or use thereof. To the Knowledge of Seller, Seller maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing.

(f) To the Seller’s Knowledge, neither Seller nor any Affiliate of Seller is a party to any agreement or arrangement, or otherwise subject to any duty or obligation, which (in either case) (i) restricts the free use, license or disclosure by Seller of any source code relating to any of Seller’s proprietary Software (collectively, “Seller Software”), or (ii) requires Seller to (x) include any source code relating to any Seller Software with any distribution or delivery (whether physical or on a hosted basis) of such software and/or (y) permit any licensee of any Seller Software to modify any source code relating to any Seller Software. No source code for any Seller Software has been delivered, licensed, or made available to any escrow agent. To the Seller’s Knowledge, neither Seller has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any Person who is not, as of the date of this Agreement, an employee of Seller. In each agreement in which Seller has licensed Seller Software to any Person, Seller has not (A) failed to limit its liability to the amount of the fees paid pursuant to the agreement, or (B) warranted as to the performance or functionality of the Seller Software other than stating that the Seller Software would perform in accordance with its documentation and/or specifications. The Seller Software is sufficient to operate the Business as presently conducted.

(g) Section 3.16 of the Disclosure Schedule sets forth a list of all agreements to which Seller is a party, or pursuant to which Seller is granted the right to use any Person’s Intellectual Property (excluding licenses pertaining to unmodified, commercially-available, off-the-shelf Software with a replacement cost and/or annual license or maintenance fee of less than $25,000 in the aggregate) that (i) is embedded, integrated, bundled or redistributed with, or otherwise is material to the functionality of, any material Acquired Asset, or is material for the performance of any currently provided service, of Seller, or (ii) is material to the operation of the Business (the foregoing being, collectively, the “Material In-Bound License Agreements”). Seller are not, and as of the date of this Agreement, have not received written notice alleging them to be, in breach or default of any Material In-Bound License Agreement.

(h) To the Knowledge of Seller, neither Seller nor any Affiliate of Seller has directly or indirectly used any funding, facilities, personnel or other resources or any Intellectual Property (whether pursuant to any license or otherwise) of any Governmental Authority or of any university or other educational institution or research center, in connection with the development, invention or other creation of any Intellectual Property or any Software or other products.

Section 3.17 Insurance. Section 3.17 of the Disclosure Schedule lists each insurance policy maintained by, at the expense of or for the benefit of Seller with respect to the Business or an Acquired Asset. Each such insurance policy is in full force and effect, and neither Seller nor any Affiliate of Seller is in default with respect to its obligations under any such insurance policy. The insurance coverage of the Seller is customary for business entities of similar size engaged in similar lines of business. Neither Seller nor any Affiliate of Seller has received any written notice regarding any (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) adjustment in the amount of premiums payable with respect to any insurance policy. Seller has provided to Buyer a three-year claims history under the above-referenced insurance policies.

Section 3.18 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any Business Employee. To the Knowledge of Seller, there are no labor union organizing activities pending or threatened as of the date hereof with respect to any Business Employee. Seller has not knowingly committed any material unfair labor practice.

(b) Seller has not, within the past six months, and is not currently, engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act, or any similar state, local or foreign law.

(c) To the Knowledge of Seller, no Business Employee is in any material respect in violation of any term of any employment-related agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such Business Employee relating to (i) to the right of any such Business Employee to be employed by a Seller, or Buyer or (ii) the use or disclosure of trade secrets or proprietary information.

Section 3.19 Environmental Matters. Except as set forth in Section 3.19 of the Disclosure Schedule: Seller, for the past five (5) years has been, in material compliance with all Environmental Laws applicable to it or its use of the Beaumont Property or Leased Real Property;

(b) Neither Seller nor any of its Affiliates, nor any of their respective predecessors, has treated, stored, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or Released any Hazardous Material, or owned or operated any property or facility, in each case that requires cleanup or remediation, or that would give rise to any current or future liabilities of Seller or an Affiliate of Seller pursuant to any Environmental Law;

(c) except for matters that been resolved without future obligation, neither Seller nor any of its Affiliates has (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written claim, demand, request for information, notice or other information with respect to any violation of or liability under any Environmental Law; or (iii) been subject to or, to Seller’s Knowledge, threatened with any Litigation or Decree with respect to any Environmental Law; and

(d) Seller has provided to Buyer all environmental audits, assessments and reports and all other documentation bearing on environmental, health or safety matters, in each case relating to them or their predecessors’ past or current properties, facilities or operations, to the extent such documents are in Seller’s possession or under its reasonable control.

Section 3.20 Conduct of the Business in Ordinary Course. Except for the transactions contemplated hereby or as set forth in Section 3.20 of the Disclosure Schedule, since July 1, 2017, (a) Seller has conducted its Business in the ordinary course of business consistent with past practices and (b) there has not been any change that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since July 1, 2017, except as set forth in Section 3.20 of the Disclosure Schedule or as required by this Agreement, the Seller has not done any of the following with respect to the Business:

(a) made any capital expenditure or entered into any Contract or commitment therefor in excess of $75,000 individually or in the aggregate;

(b) entered into, modified, amended or terminated any Contract for the purchase or lease (as lessor or lessee) of real property;

(c) sold, leased (as lessor or lessee), failed to maintain, abandoned, allowed to lapse, assigned, licensed (as licensor or licensee), transferred, encumbered or otherwise disposed of, mortgaged or pledged or imposed any Lien (other than Permitted Liens) on any portion of the Acquired Assets, other than sales or other disposition of inventory, or non-exclusive licenses of Intellectual Property granted, in the ordinary course of business consistent with past practices;

(d) instituted any material increase in any, or adopted any new Seller Benefit Plan, other than in the ordinary course of business as required by the terms of any such existing plan;

(e) (i) made any change in the compensation of employees of Seller, other than changes made in accordance with normal compensation practices and consistent with past practices of Seller, as applicable, or changes required by any Law or (ii) except to the extent required by applicable Law or by written agreements existing on July 1, 2017, (A) granted or announced any option, equity or incentive awards; (B) hired any new employees, except in the ordinary course of business consistent with past practices with respect to employees with an annual base salary that is less than $75,000, (C) paid or agreed to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit required by any existing Seller Benefit Plan or other agreement or arrangement in effect on July 1, 2017, (D) entered into or amended any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practices with an annual base salary that is less than $75,000, or (E) entered into or adopted any new, or materially increased benefits under, or renewed, amended or terminated any, Seller Benefit Plan or any collective bargaining agreement existing as of July 1, 2017;

(f) acquired or purchased any material properties or assets (other than in the ordinary course of business), merged or consolidated with, or acquired all or substantially all of the assets of, or otherwise acquired, any Person, or made any material investment in any Person;

(g) made any change in any existing inventory management or credit, collection or payment policies or practices with respect to accounts receivable or accounts payable;

(h) made or changed any election related to Taxes relating to or that in any way could affect Seller, the Acquired Assets, the Business or Buyer, (ii) filed any amended Tax Return relating to Seller, the Acquired Assets or the Business, (iii) entered into any closing agreement with respect to Taxes relating to Seller, the Acquired Assets or the Business, or (iv) failed to pay any Tax relating to Seller, the Acquired Assets or Business when it becomes due and payable;

(i) made any change to a Seller’s accounting methods, principles or practices, except as may be required by GAAP or changes in Law; or

(j) agreed or committed, whether orally or in writing, to do any of the foregoing.

Section 3.21 Brokers. Except as set forth in Section 3.21 of the Disclosure Schedule, no broker, finder or similar agent has been employed by or on behalf of Seller or an Affiliate of Seller, and no Person with which Seller or an Affiliate of Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

Section 3.22 Customers. Section 3.22 of the Disclosure Schedule accurately sets forth a list of the top twenty-five (25) customers of the Business (based on billings) and the top ten (10) customers of the Business (based on service billings only) for the twelve (12) months ended March 31, 2018 (each, a “Major Customer”). Except as set forth in Section 3.22 of the Disclosure Schedule, since March 31, 2018, no Major Customer who has been a Major Customer pursuant to the foregoing definition for at least the two full calendar years prior to the Closing (i) has provided notice that it intends to cease purchasing services from Seller and, to the Knowledge of Seller, no such Major Customer is considering ceasing purchasing services from Seller, (ii) to the Knowledge of Seller, is considering materially reducing the aggregate purchases of services from Seller or in connection with the Business or (iii) materially modified the terms and conditions from those previously used in its purchases of services from Seller, or provided written notice that it intends to change the terms and conditions from those previously used in its purchases of services from Seller. Neither Seller nor any of its Subsidiaries has received any written notice from a Major Customer alleging a claim against Seller (or its Affiliates, officers, members or employees) due to an error or omission in the course of performing services in an engagement for a Major Customer.

Section 3.23 Related Party Transactions. Section 3.23 of the Disclosure Schedule sets forth a list of all existing business relationships (other than employment), Contracts and other understandings between Seller, on the one hand, and any of its or its Affiliates, equity holders, partners, members, Affiliates, employees, officers, or directors, on the other hand.

Section 3.24 Employees.

(a) To the Knowledge of Seller, no key employee and no group of employees of Seller has any plans to terminate or modify (in a manner that is adverse to Seller) his or her status as an employee of a Seller, including upon consummation of the transactions contemplated by this Agreement and the Related Agreements.

(b) Seller has set forth in Section 3.24 of the Disclosure Schedule a true, complete and accurate list as of two business days before the Effective Date of each Person who is employed by Seller as of such date (including Persons on disability leave or leave of absence, whether paid or unpaid) (the “Business Employees”) and with respect to each such Person, Seller which employs such Person, such Person’s date(s) of hire by Seller, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued personal time off days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

Section 3.25 Government Contracts. Seller does not have any Government Contracts in excess of $25,000.

Section 3.26 Accounts Payable. All accounts payable of Seller as of April 30, 2018, including but not limited to all commissions owed by Seller to a Covered Employee (“Accounts Payable”), as well as disputed Accounts Payable, are described on Section 3.26 of the Disclosure Schedule.

Section 3.27 Accounts Receivable. Section 3.27 of the Disclosure Schedule sets forth a true and complete schedule of the Accounts Receivable of Seller as of April 30, 2018, together with an accurate aging of the same. All Accounts Receivable set forth on Section 3.27 of the Disclosure Schedule and all Accounts Receivable and sales orders generated since the date of such schedule of Accounts Receivable resulted from valid bona-fide transactions in the ordinary course of business, are accounted for according to GAAP, are true in all material respects as of the date thereof and are collectible in full without any setoff within one hundred eighty (180) days after the Closing Date (net of the reserves shown on the Financial Statements or Interim Balance Sheet, which reserves are calculated consistent with past practice). Except as set forth in Section 3.27 of the Disclosure Schedule, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or the validity of such Account Receivable.

Section 3.28 Inventory. All Inventory has been reflected in the Financial Statements and/or on the accounting records of Seller in accordance with GAAP.

Section 3.29 Product Warranties and Liabilities.

(a) Each product designed, manufactured, sold, leased or delivered by the Seller has been in conformity with all applicable Contracts, and all express and implied warranties, and, except for the warranties delivered by the Seller in the ordinary course of business that are set forth on Section 3.29(a) of the Disclosure Schedule (noting, for the avoidance of doubt, that Seller has, and shall have, no obligation for any repair, replacement, damages or any other alleged warranty obligation that is not covered by said warranties pursuant to the terms thereof), any reserve for warranty or other related liabilities included in the Conclusive Net Working Capital Statement, the Seller does not have Knowledge of any Liability (and the Seller does not have Knowledge of any basis for any present or future action against any Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth on Section 3.29(a) of the Disclosure Schedule, no product designed, manufactured, sold, leased or delivered by Seller or for which Seller is responsible is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of the provision of services, or sale or lease of equipment or warranties implied by applicable Legal Requirements. Section 3.29(a) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Seller (containing, applicable guaranty, warranty, and similar Liability indemnity provisions).

(b) Except as set forth on Section 3.29(b) of the Disclosure Schedule, to the Knowledge of the Seller there is no basis for a third party to allege any claim, Liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) (“Product Liability”), with respect to any product sold or services rendered by or on behalf of Seller or an Affiliate of Seller now or in the past, whether such Product Liability is incurred by reason of any express warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision, or otherwise and irrespective of whether such Product Liability is covered by insurance. Without limiting the generality of the foregoing, Section 3.29(b) of the Disclosure Schedule also lists all open, pending or potential Warranty Claims of which Seller has notice through any written or oral statement of a complaint, concern or potential problem with a product or service provided by Seller (“Open Warranty Claims”), even if no formal notice of a Warranty Claim has been made, together with the estimated cure cost for such Open Warranty Claim.

Section 3.30 Continuation of Business. After the Closing Seller intends to continue operating a business directly or through an Affiliate and does not presently intend to terminate its existence.

Section 3.31 Work in Process. Seller’s Revenue recognition policy and practices and Percentage of Completion calculation are in accordance with GAAP, are true in the aggregate in all material respects at the Balance Sheet Date to the Knowledge of Seller and were calculated consistent with the process used for the Seller’s most recent year-end audited Financial Statements.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to and for the benefit of the Seller that the following statements are true as of the date hereof:

Section 4.1 Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly-owned subsidiary of Buyer Parent. Buyer Parent is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is the ultimate parent corporation of Buyer and its Affiliates. Buyer and Buyer Parent are each duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.

Section 4.2 Authorization, Validity and Effect. Both Buyer and Buyer Parent (to the extent a party thereto) each have the requisite power and authority to enter into and perform its obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer and Buyer Parent (to the extent a party thereto). This Agreement has been (and the Related Agreements will be) duly and validly executed and delivered by Buyer and Buyer Parent (to the extent a party thereto) and shall constitute (and the Related Agreements will constitute) the legal, valid and binding obligation of Buyer and Buyer Parent (to the extent a party thereto), enforceable against Buyer and Buyer Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 No Conflict, Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement and the Related Agreements by Buyer or Buyer Parent, nor the consummation by Buyer or Buyer Parent of the transactions contemplated hereby and thereby, nor compliance by Buyer or Buyer Parent with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer and/or Buyer Parent, or (ii) violate any Decree or Law applicable to Buyer and/or Buyer Parent or any of their properties or assets.

(b) No Consent is necessary for the consummation by Buyer or Buyer Parent of the transactions contemplated by this Agreement and the Related Agreements that if not obtained would materially adversely affect the ability of Buyer and/or Buyer Parent to consummate the transactions contemplated by this Agreement or the Related Agreements.

Section 4.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyers Knowledge (or Buyer’s Parent’s Knowledge), threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Related Agreements.

Section 4.5 Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer or Buyer Parent, and neither Buyer, Buyer’s Parent, nor any Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 5.1 Confidentiality. Without the prior written consent of Buyer, from and after the Closing, the Seller, for itself and its Affiliates, hereby agrees to, and shall cause its Affiliates to, treat, maintain and hold as confidential, in the strictest confidence, all Confidential Information (as defined below) and to not use, disclose, furnish, make available or otherwise provide access to any Confidential Information to any other Person; except for any disclosure required by applicable Law, provided that, to the extent consistent with such Law, Seller shall, prior to any disclosure, notify Buyer of such disclosure, consult with Buyer and limit such disclosure to the extent required under applicable Law (as advised by legal counsel) and, if requested by Buyer, Seller shall and shall cause its Affiliates to, cooperate with Buyer (or its designee) in seeking confidential treatment of the information to be disclosed or to limit the scope of the proposed disclosure (such as, for example, by seeking a protective order). Seller hereby acknowledges and agrees that the Confidential Information is vital, sensitive, confidential and proprietary to the Business. As used herein, “Confidential Information” means any information relating to (i) any Seller or Buyer or any of their respective Affiliates or any of their respective businesses, properties, assets, employees or other affairs (including any information relating to any of their respective financial statements, actual or potential client(s) or customer(s), employees, suppliers, servicing methods and processes, technologies, databases, data, systems, equipment, programs, strategies and information, analyses, profit margins and other business, technical or proprietary information); or (ii) this Agreement or any Related Agreement or the transactions contemplated hereby or thereby; provided, however, that Confidential Information shall not include (x) any information which is in the public domain or becomes generally known in the public domain through no direct or indirect act or omission of Seller or Seller’s Affiliates or Representatives or (y) any information relating exclusively to the Excluded Assets. Notwithstanding the foregoing, each Party acknowledges and agrees that the foregoing is not intended and shall not be construed to prohibit any other Party from making any public disclosure it believes in good faith is required by applicable Law (including but not limited to federal or state securities Law) or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure to the extent practicable and permissible under applicable Law); and provided that each of the Parties may make announcements to their respective employees and the public with respect to the transaction contemplated by this Agreement that do not reveal any of the material economic terms of this Agreement.

Section 5.2 Cooperation The Parties shall cooperate with each other, and shall use commercially reasonable best efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Business from the Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby as requested by any Party and at the requesting Party’s sole cost and expense for out-of-pocket third party costs and expenses (and without liability of any kind to the other Party cooperating with such request in providing such requested actions other than arising from the cooperating Party’s gross negligence, willful misconduct or bad faith in connection therewith). Without limiting the generality of the foregoing, Seller (and its Affiliates) and Buyer will cooperate with each other with respect to open orders as of the Closing Date that are either completed but not invoiced, essentially completed except for minor tasks or not transferred due to lack of customer consent (“Transition Projects”). In such cases, to the extent that Buyer completes an open order, Seller will invoice the customer for such work and collect and deliver to Buyer the amount attributable to Buyer’s work. For nine (9) months after the Closing Date, Buyer shall provide, or cause to be provided, to Seller, and Seller shall provide, or cause to be provided, to Buyer, reasonably requested support services and other assistance related to accounting and finance matters, provided that the requesting Party shall pay for all out-of-pocket third party costs and expenses and that such services and assistance do not unreasonably interfere with the non-requesting Party’s business operations. For six (6) months following the Closing Date, Buyer shall forward emails received by M&I Electric Brazil employees under their mielectric.com email accounts to such employees at their AETI email accounts specified by AETI.

Section 5.3 Further Assurances; Inadvertent Transfers of Assets.

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, at any Party’s request and sole cost and expense for out-of-pocket third party costs and expenses, each Party shall take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, endorsement, assumption and confirmation, providing materials and information and granting access to Records) as another

Party may reasonably request as shall be deemed reasonably necessary to transfer, convey and assign to Buyer all of the Acquired Assets, to confirm Buyer’s assumption of the Assumed Liabilities (including as may be necessary to record any assignment of any patented, registered or applied for Intellectual Property included in the Acquired Assets in the United States Patent and Trademark Office or the United States Copyright Office and in any similar Governmental Authority outside the United States) and to confirm Buyer’s failure to assume the Excluded Liabilities.

(b) Without limiting the provisions of Section 5.3, to the extent that either Buyer or Seller discovers any additional assets or properties, including any Intellectual Property, which should have been transferred or assigned to Buyer as Acquired Assets but were not so transferred or assigned, Buyer, Seller and Seller’s Affiliates shall reasonably cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property to Buyer.

Section 5.4 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Litigation commenced by any third party with respect to (a) any transaction contemplated by this Agreement or any Related Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to Article VII); provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to take any such action if it (x) would result in a waiver or breach of any attorney/client privilege, (y) would result in violation of applicable Law, or (z) providing such access or information would be unreasonably disruptive to its operations.

Section 5.5 Run-Off; Change of Name; No Use of M&I Marks.

(a) From and after the Closing Date and until six (6) months following the date thereof, Seller shall refer all client or supplier inquiries received by Seller or an Affiliate of Seller relating to the Business to Buyer.

(b) From and after the Closing Date, except as set forth in Section 5.5(c), Seller shall (and shall cause each of its Affiliates to), as soon as practicable following the Closing (but in no event more than sixty (60) days following the Closing Date), cease all uses of and shall not (and shall ensure that none of its Affiliates) use at any time thereafter, “M&I Electric Industries,” or any other name or any Trademark included in the Seller Intellectual Property or any translations, adaptations, derivations or combinations thereof or any other name or Trademark that is similar to any of the foregoing as a part of any name or Trademark or in any other form or manner (including in the name of Seller) in any jurisdiction anywhere in the world (whether alone or in combination with any other words, phrases or designs or any derivatives, abbreviations, acronyms or other formatives based on, derived from, similar to or including any of the foregoing or any other name or Trademark similar thereto) (collectively, the “M&I Marks”). Seller hereby acknowledges and agrees that the M&I Marks are included as part of the Acquired Assets. Without limiting the Seller’s obligations set forth above, as soon as practicable after the Closing Date, but in no event more than thirty (30) Business Days thereafter, unless changed to “M&I Holdings, Inc.,” the name of M&I shall be changed to a name that does not include “M&I” or any other M&I Marks. Without limiting the generality of the foregoing, in no event shall Seller use the M&I logo in the name of M&I Holdings, Inc. or any other name. Further, in no event shall the name M&I Holdings, Inc. be used in any advertising, marketing, promotion or other commercial activity, its sole use being in China in connection with owning interests in Bomay, when necessary in connection with the execution of documents in its corporate name, when necessary for filing documents with a governmental authority and when necessary to wind down the activities of Seller.

(c) Notwithstanding anything stated in Section 5.6(b), Buyer agrees to grant M&I Brazil a license to use, solely in Brazil, the name “M&I” and the M&I logo, such license to be in the form attached hereto as Exhibit K.

Section 5.6 Non-Competition. The parties agree to enter into agreements regarding non-competition in the forms attached hereto as Exhibit F and Exhibit G.

Section 5.7 Non-Solicitation. The parties agree to enter into agreements regarding non-solicitation in the forms attached hereto as Exhibit F and Exhibit G.

Section 5.8 Covered Employees.

(a) Offer of Employment. Provided Seller discloses an updated list for Annex D no less than 20 days prior to the Closing Date, then prior to the Closing Date, Buyer shall make an offer of employment, effective as of the Closing Date, to no less than ninety percent (90%) of the Covered Employees; provided, however, that any offer of employment to a Covered Employee shall be contingent upon the Closing actually occurring and the Covered Employee executing Buyer’s standard “new employee” packet (collectively, “Employee Documentation”), including but not limited to a non-competition, confidentiality, trade secrets agreement similar to such agreement used by Seller (or if Seller does not use any such agreement, then similar to such agreement used by Buyer). Any Covered Employee who accepts such offer is referred to herein as a “Transferred Employee.” Notwithstanding the foregoing, nothing herein shall be construed as to prevent Buyer from terminating the employment of any Transferred Employee at any time on or following the Closing Date for any reason (or no reason).

(b) Compensation and Benefits.

(i) Commencing on the Closing Date and continuing through December 31, 2018, Buyer shall provide or cause to be provided to the Transferred Employees (x) salary reasonably comparable to that provided by the Seller as of the Balance Sheet Date (or for employees hired after the Balance Sheet Date, such employee’s initial base salary), and (y) employee benefits (other than the matching award under the Sellers’ 401(k) program and any education reimbursement or benefit) that in the aggregate are comparable to those provided to Buyer’s similarly-situated new hires.

(ii) Buyer shall assume the Liabilities with respect to the Transferred Employees solely to the extent expressly set forth in this Section 5.8 and to the extent those Liabilities arise after Closing.

(c) Service Credit. Each Transferred Employee shall be given credit for all service with Seller under any employee benefit plans or arrangements of Buyer and its Affiliates, to the extent authorized under such plans, including any such plans providing vacation and sick pay, maintained by Buyer in which such Transferred Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for vacation entitlement (but not for accrual of pension benefits), but only to the extent such credit was provided under the comparable Seller Benefit Plan and was set forth on the Financial Statements or Section 5.9(c) of the Disclosure Schedules. Notwithstanding the foregoing, nothing in this Section shall be construed to require crediting of service that would result in a duplication of benefits.

(d) Waiver of Pre-Existing Conditions; Crediting of Co-Payments and Deductibles. To the extent available on a commercially reasonable basis, as determined by Buyer, Buyer shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any of Buyer’s welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply under the Seller Benefit Plans, and (ii) for the plan year in which the Closing Date occurs (or, if later, in the calendar year in which Transferred Employees and their dependents commence participation in the applicable welfare plans), the crediting of each Transferred Employee with any co-payments and deductibles paid prior to participation in such welfare plans in satisfying any applicable deductible or out-of-pocket requirements thereunder. No later than 30 days following the Closing Date, Seller shall provide a report to Buyer that provides each Transferred Employee’s co-payments, deductibles and out-of-pocket expenses paid under the Seller Benefit Plans through the Closing Date.

(e) Accrued Vacation. With each Transferred Employee’s final paycheck from Seller, Seller shall pay each Transferred Employee for all vacation and sickness benefit days such Transferred Employee has accrued but not used in the calendar year in which the Closing Date occurs. Each Transferred Employee shall begin employment with Buyer without any accrued vacation or sickness benefit, but with the service credit as described above.

(f) Welfare Benefit Claims; COBRA. Except as expressly set forth in this Agreement, Seller shall be responsible in accordance with its applicable welfare plans (and the applicable welfare plans of its Affiliates) in effect prior to the Closing Date for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to the Closing by the Transferred Employees and their dependents. Buyer shall be responsible in accordance with the applicable welfare plans of Buyer and its Affiliates for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, on or after the Closing (or the date of commencement of employment with Buyer, if later) by Transferred Employees and their dependents who are eligible for and participating in any applicable welfare plans at the time of the incurrence of such claims and expenses after the Closing Date. For purposes of this Section, a claim shall be deemed to have been incurred as follows: (i) for health, dental and prescription drug benefits, upon provision of such goods or services, (ii) for life, accidental death and dismemberment, disability and business travel accident insurance benefits, upon the death, injury, illness or accident giving rise to such benefits, and (iii) for hospital-provided health, dental, prescription drug or the benefits which become payable with respect to any hospital confinement, pro-rata based upon the number of days of such confinement occurring before and after the Closing Date. The Seller and its Affiliates shall remain obligated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to qualifying events occurring on or prior to the Closing Date. Notwithstanding the foregoing, at the Closing, Buyer will assume Seller’s medical insurance plans (standard medical plan and premium medical plan, dental plan and vision plan) described on Section 3.13 of the Disclosure Schedule, including but not limited to the stop-loss reinsurance plan related thereto; provided, however, in order to cover run-off claims after the Closing, the Net Working Capital calculations will include a reserve of $100,000 and the Escrow Amount will be increased by an additional $100,000, which $100,000 additional Escrow Amount shall be retained by the Escrow Agent pursuant to the Escrow Agreement until the later of the deadline for employees covered by such plans immediately prior to the Closing Date to (i) submit all medical insurance claims for expenses incurred during the period prior to the Closing or (ii) submit all medical insurance claims for expenses incurred during the COBRA period, for those who timely elected COBRA coverage under such plans for qualifying events occurring on or prior to the Closing Date. Notwithstanding such reserve and additional Escrow Amount, Seller shall retain all Liability incurred by the sponsor of such medical plans for covered claims by or on behalf of employees of Seller that are made with respect to expenses incurred under such plans prior to the Closing, and shall immediately pay any such claims in excess of the $100,000 reserve and $100,000 additional Escrow Amount, together with all costs and expenses, including but not limited to attorney’s fees, of collection incurred by Buyer to enforce Seller’s obligations hereunder. With respect to Seller’s Flexible Benefit Plans, effective as of the Closing Date, Buyer agrees to have in effect flexible spending reimbursement accounts for medical and dependent care expenses under a cafeteria plan qualified under Section 125 of the Code and will credit such accounts with the amount credited as of the Closing under comparable accounts maintained with Seller for each Transferred Employee from the beginning of the plan year to the Closing Date. As soon as practical after the Closing Date (i) Seller will pay to Buyer in cash the amount, if any, by which aggregate contributions made by Transferred Employees to Seller’s Flexible Benefit Plan accounts for such plan year exceeded the aggregate benefits provided to the Transferred Employees for such plan year as of the Closing Date or (ii) Buyer will pay to Seller in cash the amount, if any, by which aggregate benefits provided to the Transferred Employees under Seller’s Flexible Benefit Plan accounts exceeded the aggregate contributions made by the Transferred Employees for such plan year as of the Closing Date. No later than thirty (30) days following the Closing Date, Seller shall provide a report to Buyer of the foregoing calculations.

(g) Liabilities. Buyer shall be solely responsible for all employment and employee benefits-related Liabilities that are incurred or arise as a result of events that occurred after the Closing and relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) and Seller shall not have any responsibility for any such Liability. Except to the extent such Liability is an Assumed Liability (including any Liability set forth on the Conclusive Net Working Capital Statement) or as otherwise provided in this Agreement (including in this Section 5.8), Seller shall be solely responsible for all employment and employee benefits-related Liabilities that are incurred or arise as a result of events that occurred upon or prior to the Closing in respect of Transferred Employees (or any dependent or beneficiary thereof) or in respect of any Seller Benefit Plan and for all Liabilities regardless of when they occur, with respect to any Covered Employee who is not a Transferred Employee. For the avoidance of doubt, if any Covered Employee becomes entitled to any severance benefits in connection with his or her termination of employment from Seller or its Affiliates, Seller (or its applicable Affiliate) shall be solely responsible for such benefits.

(h) WARN Act. In reliance upon the terms and agreements set forth in this Section 5.8, neither Seller nor Buyer shall provide a notice under the WARN Act.

(i) Provision of Information/Cooperation. Seller shall provide Buyer all information it reasonably requires to comply with its obligations under this Section 5.8. Seller and Buyer shall reasonably cooperate to implement the provisions of this Section 5.8.

(j) No Third Party Beneficiary Rights. The Parties agree that nothing in this Section 5.8, whether express or implied, is intended to create any third party beneficiary rights in any Covered Employee or dependent thereof. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of Seller or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment by such Person or otherwise. Nothing herein, other than as expressly provided in this Section 5.8, shall (i) preclude the ability of Buyer or its Affiliates to terminate any employee for cause or for any reason more than three (3) months after the Closing Date, or (ii) require Buyer or any of its Affiliates to continue any employee compensation or benefits plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date. Nothing herein is intended to, or shall be deemed to, amend any employee benefit plan, program or arrangement of Seller or Buyer.

Section 5.9 Recording of Intellectual Property Assignments. All of the Intellectual Property Assignments shall be recorded and filed by Buyer and the applicable Seller in each jurisdiction where there is any patented, registered or applied for Intellectual Property included in the Acquired Assets, at Buyer’s sole cost and expense, with the appropriate Governmental Authorities as promptly as practicable following the Closing.

Section 5.10 Taxes

(a) Any stamp, documentary, registration, sales, use, transfer, added-value or other transfer-related non-income Tax (a “Transfer Tax”) imposed under applicable Law in connection with the transactions contemplated hereby shall be borne by 50% by the Seller and 50% by the Buyer. Seller and Buyer shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

(b) Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Property Taxes and ad valorem Taxes (“Property Taxes”) on the Acquired Assets shall be prorated between Buyer and Seller effective as of the Closing Date, with Seller being responsible for amounts relating to the period on or prior to the Closing Date and Buyer being responsible for amounts relating to the period after the Closing Date. The Property Taxes shall be estimated as of the Closing Date based on Property Taxes for the prior year and current tax rates and valuations applicable to the Acquired Assets. At the Closing, the Property Taxes shall be prorated based on such estimate and Buyer shall be entitled to a credit equal to the amount that Seller is obligated to pay, and Buyer shall pay such Property Taxes prior to delinquency. If the estimate is incorrect, the party determining the same shall provide written notice to the other party with reasonable evidence of actual property taxes including the reproration of the actual Property Taxes and the Party that paid more than its pro rata portion shall pay to the other Party the amount equal to such overpayment within 30 days of its receipt of notice and reasonable evidence therefor.

Section 5.11 BOMAY Electric Industries Co., Ltd. For the two (2) years following the Closing Date, Buyer shall provide Bomay with technical and engineering support services for up to twenty (20) hours per week at Buyer’s actual cost plus twenty percent (20%); provided, however, in no event shall Buyer be obligated to hire any person to provide such services or otherwise interfere with Buyer’s ordinary course of business.

Section 5.12 Use of Houston Office. For forty-five (45) days after the Closing Date, Charles Dauber, Arthur Dauber, Bill Brod and Frank Gu are authorized (during Buyer’s normal business hours), to use their former office space in the space leased by M&I in Houston for $500 per week.

Section 5.13 Warranty Service Obligations. Buyer will perform, or will cause to be performed, the Warranty Service Obligations for all Warranty Claims (other than the Excluded Warranty Claims) in accordance with Seller’s past practices as set forth on Annex I that occurs within the warranty period of the relevant product and warranty upon which such Warranty Claim is based. Notwithstanding anything to the contrary contained in this Agreement, the cost incurred by Buyer in connection with fulfilling Warranty Service Obligations (“Warranty Service Costs”) shall include all reasonable, industry standard costs incurred in connection with Buyer’s good faith efforts to determine whether or not the cause of the reported problem is the result of a defect in design, material or workmanship of the product or nonconformance with the specifications for such product. Warranty Service Costs shall be determined using Buyer’s costs for the applicable work. Notwithstanding anything to the contrary contained in this Agreement, Seller shall pay Buyer for all Warranty Service Costs incurred or that may be incurred by Buyer in excess of $375,000 in the aggregate (being the sum of a $325,000 reserve established in the determination of Net Working Capital and then $50,000 to be incurred directly by Buyer) (the “Excess Warranty Service Costs”) within ten (10) days after Buyer’s notification of such excess or the expectation of such excess if such expected excess will exceed $10,000. Seller’s obligation to pay Buyer for Excess Warranty Service Costs shall survive the Closing and remain in full force and effect until the resolution of all Warranty Claims with respect to products or services shipped by Seller. For the avoidance of doubt, Seller shall have no obligation to pay Buyer for Excess Warranty Costs unless such costs relate to products shipped or services provided in full prior to the Closing Date (even if such products or services were manufactured or delivered in part by Seller prior to the Closing Date); provided, however, if a purchase order covers multiple products and/or ongoing services, any Warranty Claim related to an individual product delivered or service completed prior to the Closing Date shall be subject to payment by Seller pursuant to this Section 5.13. Buyer will provide to Seller prompt written notice of any Warranty Claims that Buyer could reasonably anticipate would likely result in Excess Warranty Costs, in each case (i) identifying the customer and the underlying Contract, (ii) providing a reasonably detailed description of the Warranty Claim and any investigation or other efforts by Buyer to determine the propriety of such claim, and (iii) if proper, the potential costs of such claim and the method by which Buyer will service such claim. Buyer will provide to Seller a monthly report detailing all Warranty Claims that are the subject of this section, including the status of the claim, the work performed and the costs incurred and expected to be incurred in connection therewith. Notwithstanding anything contained herein to the contrary, Buyer shall give AETI a reasonable opportunity to review any Warranty Claim prior to: (i) any work being conducted pursuant to any Warranty Claim if such work will Warranty Service Costs in excess of $50,000 for such Warranty Claim; (ii) any claim being offset against the deductible under the R&W Policy; or (iii) any other obligation to Buyer is triggered pursuant to this Section 5.13. Notwithstanding anything stated in this Agreement, in no event shall Warranty Service Obligations include any services, repairs or other work in connection with the Excluded Warranty Claims, which shall be the sole obligation of Seller.

Section 5.14 Accounts Receivable. Buyer shall use commercially reasonable efforts (not including litigation or referral to a collection agency) to collect all Accounts Receivable in full consistent with Seller’s past practices as expressly set forth on Section 5.14 of the Disclosure Schedule. Buyer shall not make any claim alleging a breach of Section 3.27 regarding the collectability of Accounts Receivable until the amount of uncollected Accounts Receivable (as described in Section 3.27) exceeds the sum of the Accounts Receivable reserve reflected in the Conclusive Net Working Capital Statement or the Post-Closing Working Capital Statement if the Conclusive Net Working Capital Statement has not been finalized. The oldest uncollected Accounts Receivables shall count against the reserve until it is exhausted. After the reserve is exhausted, uncollected Accounts Receivable may be recovered through a claim under the R&W Policy or a claim under the Escrow Agreement. Further, the funds held pursuant to the Escrow Agreement for purposes of this Section 5.14 may be distributed to Buyer for uncollected Accounts Receivable (as described in Section 3.27) up to the retention amount. No funds other than the $340,000 in the Escrow Account for such purpose shall be applied against the retention amount or disbursed in connection with any uncollected Accounts Receivable. Any remaining uncollected Accounts Receivable then counted against the retention amount under the R&W Policy shall be assigned to Seller at no cost. Notwithstanding anything contained herein to the contrary, unless consistent with Seller’s past practices or unless applied against the reserve for Accounts Receivable reflected in the Conclusive Net Working Capital Statement, Buyer will not “mark-down,” settle, or negotiate any Accounts Receivable (in connection with making a claim alleging a breach of Section 3.27 regarding the collectability of Accounts Receivable) without the prior consent of AETI, which consent will not be unreasonably withheld, conditioned or delayed.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing the following condition: no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Seller shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts of the Related Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.5(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of any Seller, that each of the conditions set forth in Section 2.5(a) and Section 2.5(b) have been satisfied (the “Seller Closing Certificate”).

(e) Concord Specialty Risk shall have issued, subject to payment of the applicable premium, the R&W policy in substantially the form attached hereto as Exhibit L.

(f) There shall not have occurred any Material Adverse Effect (not including a decline in orders to Seller between the Effective Date and the Closing Date).

(g) There shall not be any pending or threatened litigation affecting the Business or the Acquired Assets that could impair the ability to consummate the Closing.

(h) Provided that Buyer has made an offer to each Covered Employee to the extent required pursuant to Section 5.8(a), at least fifty percent (50%) of the Covered Employees to whom Buyer made such an offer shall have accepted such offer of employment and satisfied Buyer’s conditions to employment as set forth in Section 5.8(a).

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Buyer shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Related Agreements to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.5(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 2.5(a) and Section 2.5(b) have been satisfied (the “Buyer Closing Certificate”).

(e) There shall not be any pending or threatened litigation affecting the Business or the Acquired Assets that could impair the ability to consummate the Closing or could reasonably be expected to cause a Material Adverse Effect.

Section 6.4 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller:

(i) if the Closing shall not have occurred prior to September 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.4(b)(i) shall not be available to Buyer if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date;

(ii) if any event, circumstance, condition, fact or effect has occurred or exists which (A) would result in a failure of a condition to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 6.1 or Section 6.2 (unless the failure results solely from Buyer itself breaching any representation, warranty or covenant set forth in this Agreement), and (B) cannot reasonably be cured prior to the Outside Date; provided, however, that Buyer shall have given Seller written notice, delivered at least ten (10) Business Days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 6.4(b)(ii) and the basis for such termination with reasonable particularity and provided Seller the opportunity to cure any breach giving rise to the effects set forth in clauses (A) and (B) above during such time; or

(iii) if a Material Adverse Effect has occurred;

(c) Seller may terminate this Agreement by giving written notice to Buyer:

(i) if the Closing shall not have occurred prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.4(c)(i) shall not be available to Seller if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date; or

(ii) if any event, circumstance, condition, fact or effect has occurred or exists which (A) would result in a failure of a condition to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 6.1 or Section 6.3 (unless the failure results solely from Seller itself breaching any representation, warranty or covenant set forth in this Agreement), and (B) cannot reasonably be cured prior to the Outside Date; provided, however, that Seller shall have given Buyer written notice thereof, delivered at least ten (10) Business Days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 6.4(c)(ii) and the basis for such termination with reasonable particularity and provided Buyer the opportunity to cure any breach giving rise to the effects set forth in clauses (A) and (B) above during such time.

Section 6.5 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.4, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I (Definitions), Section 5.1 (Confidentiality), Article VIII (Miscellaneous) and this Section 6.5 (Effect of Termination) shall survive any such termination) and no Party shall have any Liability to the other Party hereunder; provided, however, that nothing in this Section 6.5 shall relieve any Party from Liability for any breach occurring prior to any such termination of any of the representations and warranties (but solely to the extent such breach was willful, grossly negligent or fraudulent and would result in a failure of the condition set forth in Section 6.2(a) or Section 6.3(a), as appropriate) or covenants (but solely to the extent such breach would result in a failure of the condition set forth in Section 6.2(b) or Section 6.3(b), as appropriate) set forth in this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. The representations and warranties of the Parties will survive the Closing and will remain in full force and effect thereafter until the eighteen month anniversary following the Closing Date (the “Termination Date”), after which time they shall be of no further force or effect and upon which no claim for indemnification may be made with respect to breaches thereof; provided; however, (x) the representations and warranties set forth in Sections 3.1, 3.2, 3.2, 3.4, 3.6 and 3.21 and Sections 4.1, 4.2, 4.3 and 4.5 (collectively, the “Fundamental Representations”) shall survive indefinitely and (y) the representations and warranties set forth in Sections 3.7 and 3.13 shall survive the Closing and remain in full force and effect thereafter until ninety (90) days after the expiration of the applicable statute of limitations. All the covenants and agreements contained in this Agreement that contemplate performance, in whole or in part, following the Closing Date shall survive the Closing in accordance with their respective term until the time when such covenants or agreements are fully performed in accordance with their respective terms.

Section 7.2 Indemnification Provisions for Buyer’s Benefit. Subject to the limits set forth in this Article VII, from and after the Closing, the Seller shall indemnify, defend and hold Buyer, its Affiliates and its and their respective officers, directors, stockholders, employees, agents and other Representatives (each, a “Buyer Indemnified Party”) harmless from and against any and all losses, claims, liabilities, debts, damages, fines, penalties, costs (including reasonable fees and expenses of counsel) (collectively, “Damages”) incurred as a result of:

(a) any breach of any representation or warranty of Seller set forth in this Agreement or any Related Agreement;

(b) any failure to perform any covenant or agreement of Seller set forth in this Agreement or any Related Agreement; or

(c) any of the Excluded Liabilities.

Section 7.3 Indemnification Provisions for Seller’s Benefit. Subject to the limits set forth in this Article VII, from and after the Closing, Buyer shall defend and hold Seller, its respective Affiliates and its and their respective officers, directors, stockholders, employees, agents and other Representatives (each, a “Seller Indemnified Party”) harmless from and against any and all Damages incurred as a result of:

(a) any breach of any representation or warranty of Buyer set forth in this Agreement or any Related Agreement;

(b) any failure to perform any covenant or agreement of Buyer set forth in this Agreement or any Related Agreement; or

(c) any of the Assumed Liabilities.

Section 7.4 Limitations on Indemnification; Calculation of Damages.

(a) Notwithstanding anything to the contrary set forth in this Agreement or the Related Agreements, Buyer, on behalf of itself and each other Buyer Indemnified Party, acknowledges and agrees that the sole and exclusive remedy of any Buyer Indemnified Party for any claim related to or arising under Section 7.2(a), except a claim based on fraud or a breach of Section 3.3(c), shall be to make a claim against the R&W Policy. Buyer, on behalf of itself and each other Buyer Indemnified Party, further acknowledges and agrees that the provisions of this Section 7.4 shall apply regardless of whether (a) the R&W Policy is revoked, cancelled or modified in any manner after issuance as a result of any act or omission of a Buyer Indemnified Party, or (b) any Buyer Indemnified Party makes a claim under the R&W Policy and such claim is denied by the insurer.

(b) For purposes of calculating Damages hereunder, any materiality, Material Adverse Effect or knowledge qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(c) Notwithstanding any other provision of this Agreement to the contrary, no indemnified party (including any Buyer Indemnified Party or any Seller Indemnified Party) (“Indemnified Party”) shall, in any event, be entitled to indemnification pursuant to this Article VII or otherwise for punitive, indirect, exemplary or special damages or any consequential damages, including loss of revenue, income or profits, or loss in value of assets or securities, relating to any breach of this Agreement (“Limited Damages”); provided, however, if an Indemnified Party is held liable pursuant to a Third Party Claim (including a Third Party Claim by any Governmental Authority) for any such Limited Damages and such indemnifying party (“Indemnifying Party”) is obligated to indemnify the Indemnified Party for the matter that gave rise to such Limited Damages pursuant to this Agreement, then the Indemnifying Party shall be liable for and obligated to reimburse the Indemnified for such Limited Damages. No limitation in this Article VII shall apply to any Damages based on fraud or breach of a Fundamental Representation.

(d) The Buyer Indemnified Parties shall not, with respect to a Liability on the Conclusive Net Working Capital Statement, be entitled to recover from the Seller Damages to the extent of the amount reflected on the Conclusive Net Working Capital Statement as a reserve or Liability for such Liability.

(e) Payments by an Indemnifying Party pursuant to Section 6.2 or Section 6.3 in respect to Damages shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Damage by the Indemnified Party.

(f) The amount of any Damages for which indemnification is provided under this Article VII shall be computed net of any third party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party in connection with such Damages. Each Indemnified Party agrees to use its commercially reasonable efforts to obtain recovery in respect of any Damages from any third party insurance or third party indemnity which is available in respect of Damages. If an Indemnified Party receives such insurance proceeds or indemnification recoveries in connection with Damages for which it has been indemnified hereunder, the Indemnified Party shall notify the Indemnifying Party and refund to the Indemnifying Party the amount of such insurance proceeds or indemnification recoveries when received (net of any costs incurred by the Indemnified Party in collecting such amounts or increase in insurance premiums due to submitting such claims), up to the amount for which indemnification was paid hereunder.

Section 7.5 Matters Involving Third Parties

(a) If any third party shall notify any Indemnified Party of any third party claim, demand, assessment or the commencement of any Litigation (each, a “Third Party Claim”) which may give rise to a claim for indemnification pursuant to this Article VII, the Indemnified Party shall within (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim or the commencement of Litigation with respect thereto) notify the Indemnifying Party thereof in writing stating that the Third Party Claim may give rise to a claim for indemnification against the Indemnifying Party and specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced thereby.

(b) The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within sixty (60) days of receipt of a notice from such Indemnified Party pursuant to Section 7.5(a), to, at its own expense, assume the defense against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim so long as the Indemnifying Party conducts such defense in a reasonably diligent manner; provided, however, that the Indemnifying Party shall not be entitled to assume the conduct and control of defense (unless otherwise agreed to in writing by the Indemnified Party) if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding not involving the Indemnifying Party, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or (iii) the Third Party Claim involves defense of claims by any Governmental Authority. In the event of the preceding (i), (ii) or (iii), the Indemnifying Party shall pay the reasonable fees and expenses of one counsel selected by the Indemnified Party (and reasonably satisfactory to the Indemnifying Party).

(c) From and after the date that the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 7.5(b), (i) the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim unless the Indemnified Party is advised in writing by counsel chosen by it that there are one or more defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (in which case the Indemnifying Party shall pay the reasonable fees and expenses of one counsel selected by the Indemnified Party (and reasonably satisfactory to the Indemnifying Party)); (ii) the Indemnifying Party and the Indemnified Party shall cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third

Party Claim, including providing access to any relevant books and records, properties, employees and Representatives; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action which has the effect of waiving, its attorney-client privilege with respect thereto; (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief upon the Indemnified Party and includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such claim or litigation; and (iv) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d) If the Indemnifying Party has not assumed the defense of the Third Party Claim within sixty (60) days after notice thereof, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder; and (iii) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the Third Party Claim to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder.

Section 7.6 Claims and Payment; Treatment of Payments; R&W Policy

(a) On each occasion that any Indemnified Party shall be entitled to indemnification under this Article VII, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification following the receipt of notice of a claim therefor. All notices of claims for indemnification hereunder by any Indemnified Party shall be made with reasonable particularity and shall state the amount of Damages sought thereunder, to the extent then known. Any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

(b) Notwithstanding any other provision in this Agreement, except in the event of fraud or breach of Section 3.3(c), the Seller and its Affiliates shall have no liability for a breach of a representation or warranty made by Seller under this Agreement except to the extent liability under this Agreement is a condition to filing a claim under the R&W Policy. Except in the event of fraud or a breach of the representation and warranty set forth in Section 3.2(c), the sole recourse for any Buyer Indemnified Party for any breach of any such representation or warranty by Seller shall be to the R&W Policy. From and after the Closing, the Seller and its Affiliates shall use good faith efforts to reasonably cooperate with any Buyer Indemnified Party and the issuer of the R&W Policy in connection with any claim made by any such party under the R&W Policy.

Section 7.7 Exclusive Remedy. From and after the Closing, other than in the event of fraud or a breach of a representation or warranty set forth in Section 3.3(c) or pursuant to Section 5.13 and Section 5.14, the remedies set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties for Damages relating to the subject matter hereof. For the avoidance of doubt, nothing in this Section 7.7 shall interfere with or impede a Party’s right to seek equitable remedies (including specific performance or injunctive relief) to enforce any covenant in this Agreement to be performed after the Closing in accordance with Section 8.12.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Expenses. Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants. The Seller shall pay the standard title insurance premium for a title policy covering the Beaumont Property based on a value of the Beaumont Property at its fair market value as reasonably determined by the Seller and Buyer. Seller and Buyer shall each pay one-half (1/2) of all charges imposed by the issuer of the R&W Policy, including but not limited to the underwriting fee and the premium.

Section 8.2 Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 8.3 Incorporation of Annexes, Exhibits and Disclosure Schedule. The Annexes and Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 8.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 8.4 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.5 Buyer Parent. Buyer Parent absolutely, unconditionally and irrevocably guarantees to Seller, AETI, and its successors, transferees and assigns (collectively, the “Seller Successors”) the performance when due of all obligations of the Buyer in which Seller has any beneficial interest, arising under this Agreement and/or the Related Agreements, including but not limited to every agreement, covenant and obligation contained in this Agreement or the Related Agreements to be performed or complied with by the Buyer (collectively, the “Buyer Obligations”), and agrees that if, for any reason, Buyer fails to perform when due any of such Buyer Obligations, the Buyer and the Buyer Parent will, jointly and severally, perform the Buyer Obligations. The liability of the Buyer and Buyer Parent under this Section 8.5 shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale, or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding, affecting the Buyer, Buyer Parent, or any of their assets. This guaranty is an absolute, unconditional, primary, present and continuing guaranty of performance and compliance and not of collectability and is in no way conditioned or contingent upon any attempt by the Seller and/or AETI to enforce performance or compliance by the Buyer or upon any other action, occurrence, event or circumstance whatsoever. This Section 8.5 survives the Closing.

Section 8.6 AETI Guaranty. AETI absolutely, unconditionally and irrevocably guarantees to Buyer, Buyer Parent and their respective successors, transferees and assigns (collectively, the “Buyer Successors”) the performance when due of all obligations of the Seller or AETI in which Buyer has any beneficial interest, arising under this Agreement and/or the Related Agreements, including but not limited to every agreement, covenant and obligation contained in this Agreement or the Related Agreements to be performed or complied with by the Seller or AETI (collectively, the “Seller Obligations”), and agrees that if, for any reason, Seller or AETI fails to perform when due any of such Seller Obligations, Seller and AETI will, jointly and severally, perform the Seller Obligations. The liability of Seller and AETI under this Section 8.6 shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale, or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding, affecting Seller, AETI, or any of their assets. This guaranty is an absolute, unconditional, primary, present and continuing guaranty of performance and compliance and not of collectability and is in no way conditioned or contingent upon any attempt by the Buyer or Buyer Parent to enforce performance or compliance by Seller or AETI or upon any other action, occurrence, event or circumstance whatsoever. This Section 8.6 survives the Closing.

Section 8.7 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.

Section 8.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid or charged to an existing account); (iii) upon receipt of confirmation of receipt if sent by facsimile transmission or e-mail; or (iv) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to a Seller:	M&I Electric Industries, Inc.
1250 Wood Branch Park Drive, Suite 600
Houston, TX 77079
Attention: Charles Dauber
cdauber@mielectric.com

With a copy (which shall not constitute notice to a Seller) to:

Ben Cowan Locke Lord, LLP JPMorgan Chase Tower 600 Travis Houston, TX 77002 bcowan@lockelord.com 713-226-1339

If to Buyer:	M&I Electric, LLC 219 East Maple Street Suite 100-200 East North Canton, OH 44720 Attention: Barnet Rogers Tom Rothenberger Barnet.rogers@myerspower.com Tom.Rothenberger@myerspower.com

With a copy (which shall not constitute notice to Buyer) to:

Lee E. Herman Hirsch & Westheimer, P.C. 1415 Louisiana, 36th Floor Houston, TX 77002 lherman@hirschwest.com (713) 220-9143

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 8.8.

Section 8.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS.

Section 8.10 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in Harris County, Texas in any Litigation arising out of or relating to this Agreement or any Related Agreement and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.8; provided, however, that nothing in this Section 8.10 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of any state or federal court sitting in Harris County, Texas in any Litigation arising out of or relating to this Agreement or any Related Agreement.

Section 8.11 Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a Party may have under law or equity, a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

Section 8.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 8.14 No Third Party Beneficiaries. Except as provided in Article VII (the provisions of which shall inure to the benefit of the Persons referenced therein, as third party beneficiaries of such provisions), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and the respective successors and permitted assigns of the foregoing.

Section 8.15 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.16 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule in which they are referenced. The information contained in the Disclosure Schedule is in all events provided subject to the Confidentiality Agreement.

Section 8.17 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.18 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf) or similar format, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

M&I ELECTRIC INDUSTRIES, INC.

By:	/s/ Charles Dauber
Name:	Charles Dauber
Title:	CEO

GUARANTOR:

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:	/s/ Charles Dauber
Name:	Charles Dauber
Title:	CEO

BUYER:

M&I ELECTRIC, LLC

By:	/s/ Diana Grootonk
Name:	Diana Grootonk
Title:	Managing Member

BUYER PARENT:

MYERS POWER PRODUCTS, INC.

By:	/s/ Diana Grootonk
Name:	Diana Grootonk
Title:	CEO